Exhibit 99.3

Unless otherwise mentioned or unless the context requires otherwise, all references in this Exhibit 99.3 to “Horizon,” “we,” “our,” “us” or similar references mean Horizon Pharma, Inc. and its subsidiaries.

BUSINESS – RECENT DEVELOPMENTS

On November 18, 2013, we entered into an asset purchase agreement with AstraZeneca AB, or AstraZeneca, pursuant to which we will acquire from AstraZeneca and its affiliates the U.S. rights to VIMOVO® (naproxen/esomeprazole magnesium), a proprietary fixed-dose multi-layer delayed-release tablet combining an enteric-coated naproxen, an NSAID, core and an immediate-release esomeprazole, a proton pump inhibitor, layer surrounding the core. VIMOVO is indicated for the relief of signs and symptoms of osteoarthritis, or OA, rheumatoid arthritis, or RA, and ankylosing spondylitis, or AS, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID associated gastric ulcers.

The assets we will acquire from AstraZeneca upon closing of the transactions under the asset purchase agreement, which we expect to close on or about November 22, 2013, include the new drug application, or NDA, and the investigational new drug application, or IND, for VIMOVO in the United States, AstraZeneca’s interest in certain patents covering VIMOVO in the United States, and certain promotional materials and records related to VIMOVO in the United States. In addition, under the asset purchase agreement, AstraZeneca will assign to us an amended and restated collaboration and license agreement between AstraZeneca and Pozen, Inc., or Pozen, pursuant to which AstraZeneca has in-licensed from Pozen certain patents and know-how covering VIMOVO in the United States. In addition, concurrently with the closing of the transactions under the asset purchase agreement, we will execute a license agreement with AstraZeneca pursuant to which we will obtain an exclusive license under certain intellectual property (including patents, know-how, trademarks, copyrights and domain names) of AstraZeneca and its affiliates to develop, manufacture and commercialize VIMOVO in the United States. We will also obtain a non-exclusive license under certain patents and know-how of AstraZeneca and its affiliates to research, develop and manufacture VIMOVO outside the United States for purposes of commercializing VIMOVO in the United States.

As part of the acquisition, we will take over and be responsible for all liabilities and responsibilities relating to VIMOVO in the United States moving forward, including responsibility for commercializing VIMOVO in the United States and responsibility for ongoing abbreviated new drug application, or ANDA, litigation relating to VIMOVO as more fully described below.

At the closing of the transactions contemplated by the asset purchase agreement and related agreements, we will pay to AstraZeneca a one-time upfront cash payment of $35.0 million. In addition, on a go-forward basis we will be obligated to pay to Pozen a flat, 10% royalty on net sales of VIMOVO in the United States, subject to annual minimum royalty payments of $5.0 million in 2014 and $7.5 million each year thereafter, pursuant to the amended and restated collaboration and license agreement with Pozen that will be assigned to us by AstraZeneca. If we and AstraZeneca were to achieve certain levels of annual aggregate worldwide net sales of VIMOVO ranging from $550.0 million to $1.25 billion, we and AstraZeneca would also be obligated to pay Pozen, collectively, specified sales milestones which could total up to $260.0 million in the aggregate, with the amount payable by each of us and AstraZeneca with respect to each milestone to be based upon the proportional sales achieved by each of us and AstraZeneca, respectively, in the applicable year.

In connection with the closing of the transactions contemplated by the asset purchase agreement, we and AstraZeneca will also execute a transition agreement pursuant to which we and AstraZeneca will coordinate to transition to us regulatory and commercial responsibility for VIMOVO in the United States by December 31, 2013. During this transition period, AstraZeneca will continue to commercialize VIMOVO in the United States under AstraZeneca’s existing pricing and will pay to us the net profits recognized on sales of VIMOVO in the United States. Following December 31, 2013, we will commence commercialization of VIMOVO in the United States on our own behalf and under new pricing for VIMOVO as more fully described below.

In addition, in connection with the closing of the transactions contemplated by the asset purchase agreement, we and AstraZeneca will enter into a supply agreement pursuant to which AstraZeneca will agree to supply VIMOVO to us for commercialization in the United States through December 31, 2014. We intend to engage third party manufacturers to supply VIMOVO to us after December 31, 2014. Our plans for the manufacture and supply of

VIMOVO for the United States are more fully described below.

AstraZeneca and its affiliates will retain all rights to commercialize VIMOVO outside the United States.

VIMOVO Business

VIMOVO was originally developed by Pozen together with AstraZeneca pursuant to an exclusive global collaboration and license agreement executed by AstraZeneca and Pozen in August 2006 and under which AstraZeneca and Pozen agreed to co-develop VIMOVO and AstraZeneca obtained exclusive rights to commercialize VIMOVO worldwide. On April 30, 2010, the FDA approved VIMOVO for the relief of the signs and symptoms of OA, RA, and AS and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID associated gastric ulcers.

AstraZeneca reported total net revenue for VIMOVO in the United States for 2012 and the nine months ended September 30, 2013 of $25.2 million and $17.4 million, respectively, and total prescriptions for VIMOVO in the United States for 2012 and the nine months ended September 30, 2013 were 489,403 and 303,752, respectively.

Expected Impact of VIMOVO Acquisition

Under the transition agreement with AstraZeneca, AstraZeneca will be obligated to distribute and record revenues for VIMOVO from the time of the closing of the acquisition until December 31, 2013. We will receive net profits from AstraZeneca during the transition period as described above. We plan to ship our labeled VIMOVO trade packages to wholesalers by December 31, 2013. We will assume control of the NDA on December 16, 2013 and will be registering with the FDA new New Drug Code, or NDC, numbers for VIMOVO. Upon shipping our labeled product to wholesalers, we plan to price VIMOVO at a Wholesale Acquisition Cost similar to the price we currently charge for DUEXIS. We also expect that the majority of the managed care and government contracts AstraZeneca currently has in place for VIMOVO will expire. We will focus our commercial execution on physician targets who primarily treat patients with commercial health-care coverage. We estimate that this patient group represents approximately 79% of VIMOVO prescriptions, and that our strategy to bring VIMOVO pricing in-line with DUEXIS will result in substantially lower prescriptions to patients on government health-care plans or that pay on a cash basis. We expect that VIMOVO will be placed in a Tier 3 formulary position, similar to that of DUEXIS and other branded NSAIDs. Similar to DUEXIS, we expect that our pricing and commercialization strategy for VIMOVO will eventually result in sales discounts and allowances as a percent of gross product sales for VIMOVO in the 35-40% range. Additionally, we will continue working with AstraZeneca during the transition period to assume management of the ongoing pediatric trial of VIMOVO, which is an NDA approval post-marketing commitment.

Intangible Assets

In connection with the acquisition of the U.S. rights to VIMOVO, we will make an upfront payment and record contingent liabilities related to future royalty payments. As a result, we expect to record the acquisition of intangible assets of approximately $67.0 million and that the intangible assets will be amortized over five years, which we have estimated to be the useful life of the underlying VIMOVO U.S. patents.

Sales and Marketing

In connection with the acquisition of the U.S. rights to VIMOVO, we plan on expanding our primary care sales organization from 150 sales representatives to approximately 250 sales representatives. Our primary care representatives will promote DUEXIS in a primary position to physician targets who are high branded NSAID prescribers and are also prescribers of DUEXIS and ibuprofen and they will promote VIMOVO in a second position among these target physicians. Our primary care representatives will promote VIMOVO in a primary position to physician targets who are high branded NSAID prescribers and are also prescribers of VIMOVO and naproxen and they will promote DUEXIS in a second position among these target physicians. Our analysis indicates that there is an approximate 30% overlap of physician targets who prescribe both DUEXIS and VIMOVO. In that case, individual target by target promotional plans will be executed and both DUEXIS and VIMOVO will be promoted to these targets. We will also expand our rheumatology specialty sales force from 25 sales specialists to approximately 40 sales specialists, with these specialist representatives promoting RAYOS and VIMOVO to rheumatologists. We expect to complete hiring and training of the sales representatives and specialists in the first quarter of 2014, when we plan to execute the launch of VIMOVO under our ownership. At the time of our launch, we will include VIMOVO in our Prescriptions-Made-Easy specialty pharmacy program and offer co-pay assistance to ensure patients receive VIMOVO at a reasonable out-of-pocket cost.

Our commercial organization, including incremental sales representatives, will increase our total headcount by approximately 130 and will add incremental marketing costs to assume the promotion of VIMOVO. We expect to incur incremental general and administrative expenses to manage the prosecution and litigation related to VIMOVO and to support the increased commercial organization. We also expect an increase in research and development costs to manage the ongoing pediatric trial of VIMOVO. The aggregate incremental cost associated with the administration and promotion of VIMOVO is expected to be approximately $30 to $40 million in 2014.

Manufacturing and Supply

In connection with our acquisition of the U.S. rights to VIMOVO, we and AstraZeneca will enter into a supply agreement pursuant to which AstraZeneca will agree to supply VIMOVO to us for commercialization in the United States through December 31, 2014. After 2014, AstraZeneca will no longer be obligated to supply VIMOVO to us and we will need to rely on our own third-party manufacturing arrangements to ensure continued supply. Also in connection with our acquisition of the U.S. rights to VIMOVO, we intend to enter into a long-term master manufacturing services agreement with Patheon Pharmaceuticals Inc., or Patheon, for the supply of finished VIMOVO product. We are also in the process of negotiating long-term supply agreements for the supply of the active pharmaceutical ingredients of VIMOVO, but cannot guarantee that we will be able to reach definitive agreements on acceptable terms.

Intellectual Property

There are eight issued VIMOVO U.S. patents listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book: U.S. 5,714,504, U.S. 5,900,424, U.S. 6,369,085, U.S. 6,875,872, U.S. 6,926,907, U.S. 7,411,070, U.S. 7,745,466, and U.S. 8,557,285. These patents expire between May 2014 and February 2023. There are also five issued U.S. patents, although not allowed to be listed in the Orange Book, that are directed to manufacturing processes of VIMOVO. Furthermore, there are currently three pending U.S. applications directed to further patent coverage of VIMOVO.

In connection with our acquisition of the U.S. rights to VIMOVO, we will (i) receive the benefit of a covenant not to sue under AstraZeneca’s patent portfolio with respect to Nexium (esomeprazole) (which shall automatically become a license under such patent portfolio if and when AstraZeneca reacquires control of such patent portfolio from Merck Sharp & Dohme Corp. and certain of its affiliates), (ii) be assigned AstraZeneca’s amended and restated collaboration and license agreement for the U.S. with Pozen under which AstraZeneca has in-licensed exclusive rights under certain of Pozen’s patents with respect to VIMOVO, and (iii) acquire AstraZeneca’s co-ownership rights with Pozen with respect to certain patents covering VIMOVO, all for the commercialization of VIMOVO in the United States.

We will only be able to protect our technologies and products from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. As such, our commercial success will depend in part on receiving and maintaining patent protection and trade secret protection of our technologies and products as well as successfully asserting and defending these patents against third-party challenges.

Currently there are patent litigations pending against five generics intending to market VIMOVO before the expiration of patents listed in the Orange Book. These cases are in the District of New Jersey and are grouped in three sets: (i) Dr. Reddy’s Laboratories, Inc.; Lupin Pharmaceuticals Inc.; Anchen Pharmaceuticals Inc. (case Nos. 3:11-cv-02317, 3:11-cv-04275, 3:11-cv-06348, 3:13-cv-06157, 3:13-cv-06315), or collectively, the DRL cases; (ii) Mylan Laboratories Limited (case Nos. 3:13-cv-04022, 3:13-cv-06316), or collectively, the Mylan cases; and (iii) Watson Pharma, Inc. (case No. 3:13-cv-03038, 3:13-cv-06318), or collectively, the Watson cases. We understand that Dr. Reddy’s Laboratories, Inc. has entered into a settlement with AstraZeneca with respect to patent rights directed to Nexium® for the commercialization of VIMOVO, and that according to the settlement agreement, Dr. Reddy’s Laboratories, Inc. will not be able to commercialize VIMOVO under AstraZeneca’s Nexium patent rights until May 28, 2014. As part of our acquisition of the U.S. rights to VIMOVO, we will take over and be responsible for the patent litigations that include the Pozen patents.

The DRL cases were filed on April 21, 2011, July 25, 2011, October 28, 2011, and October 23, 2013 and collectively include allegations of infringement of U.S. Patent Nos. 6,926,907 and 8,557,285. We understand the cases arise from Paragraph IV Notice Letters providing notice of the filing of an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the patents-in-suit. We understand the DRL notice letters were dated March 11, 2011 and November 12, 2012; the Lupin notice letter was dated June 10, 2011; and the Anchen notice letter was dated September 16, 2011. The court has issued a claims construction order. The case does not have pretrial deadlines or a trial date set. We understand Anchen has recertified under Paragraph III and has filed a motion to dismiss on that basis.

The Watson cases were filed on May 10, 2013 and October 23, 2013 and collectively include allegations of infringement of U.S. Patent Nos. 6,926,907 and 8,557,285. We understand the cases arise from a March 29, 2013 Paragraph IV Notice Letter providing notice of the filing of an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the patents-in-suit. The court has not yet set a trial date or schedule.

The Mylan cases were filed on June 28, 2013 and October 23, 2013 and collectively include allegations of infringement of U.S. Patent Nos. U.S. Patent Nos. 6,926,907 and 8,557,285. We understand the cases arise from a May 16, 2013 Paragraph IV Notice Letter providing notice of the filing of an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the patents-in-suit. The court has not yet set a trial date or schedule.

Commercial Agreements

AstraZeneca Asset Purchase Agreement

On November 18, 2013, we entered into an asset purchase agreement with AstraZeneca pursuant to which we will acquire from AstraZeneca and its affiliates certain intellectual property and other assets, and assume from AstraZeneca and its affiliates certain liabilities, each with respect to VIMOVO and obtain rights to develop other pharmaceutical products that contain gastroprotective agents in a single fixed combination oral solid dosage form with NSAIDs in the United States. Upon closing of the transactions contemplated by the asset purchase agreement, we will acquire certain existing assets and rights necessary to commercialize VIMOVO in the United States including, among other things, the IND and NDA for VIMOVO in the United States, AstraZeneca’s interest in certain patents covering VIMOVO in the United States and certain promotional materials and records related to VIMOVO in the United States. Under the asset purchase agreement, we will also be entitled to the benefit of a covenant not to sue granted by Merck Sharp & Dohme Corp. and certain of its affiliates, or collectively Merck, to AstraZeneca, with respect to certain patents owned by AstraZeneca but exclusively licensed to Merck, that cover the manufacture and commercialization of VIMOVO in the United States. In addition, under the asset purchase agreement, upon the closing of the transactions contemplated by the asset purchase agreement AstraZeneca will assign to us its amended and restated collaboration and license agreement for the United States with Pozen pursuant to which AstraZeneca has in-licensed from Pozen certain patents and know-how of Pozen covering VIMOVO in the United States. The terms of the amended and restated collaboration and license agreement for the United States with Pozen, or the Pozen license agreement, are described below.

In connection with the closing of the transactions contemplated by the asset purchase agreement, we will also enter into a license agreement with AstraZeneca, a supply agreement with AstraZeneca’s affiliate, AstraZeneca LP, and certain other agreements that are described below.

In connection with the closing of the transactions contemplated by the asset purchase agreement, we will also execute a transition agreement with AstraZeneca pursuant to which we and AstraZeneca will coordinate to transition to us regulatory and commercial responsibility for VIMOVO in the United States by December 31, 2013. During this transition period, AstraZeneca will continue to commercialize VIMOVO in the United States under

AstraZeneca’s existing pricing and will pay to us the net profits recognized on sales of VIMOVO in the United States. Following December 31, 2013, we will commence commercialization of VIMOVO in the United States on our own behalf and under new pricing for VIMOVO.

In consideration for the U.S. rights to VIMOVO, upon closing of the transactions contemplated by the asset purchase agreement, we will pay to AstraZeneca a one-time upfront cash payment of $35.0 million. The closing of the transactions contemplated under the asset purchase agreement will be subject to certain customary closing conditions.

Following the closing, we will be responsible for and will control matters relating to VIMOVO in the United States, including responsibility for commercialization of VIMOVO in the United States (subject to the activities contemplated by the transition agreement as described above), responsibility for ongoing developmental and regulatory activities with respect to VIMOVO in the United States and responsibility for the current VIMOVO litigation with respect to the patents we will be purchasing under the asset purchase agreement and the patents we will be licensing from Pozen under the Pozen license agreement. AstraZeneca will be responsible for and will retain control of VIMOVO outside the United States.

The asset purchase agreement may be terminated prior to closing of the transactions contemplated thereby upon mutual written agreement of the parties, by either party upon written notice if the closing has not occurred on or prior to December 31, 2013 or by either party upon written notice of a material misrepresentation or material breach by the other party of the asset purchase agreement, subject to certain exceptions.

AstraZeneca License Agreement

Upon closing of the transactions contemplated by the asset purchase agreement, we will enter into a license agreement with AstraZeneca, or the AstraZeneca license agreement, pursuant to which AstraZeneca will grant to us an exclusive license under certain intellectual property (including patents, know-how, trademarks, copyrights and domain names) of AstraZeneca and its affiliates to develop, manufacture and commercialize VIMOVO in the United States. AstraZeneca will also grant to us a non-exclusive license under certain intellectual property of AstraZeneca and its affiliates to manufacture, import, export and perform research and development activities with respect to VIMOVO outside the United States but solely for purposes of commercializing VIMOVO in the United States. In addition, AstraZeneca will grant to us a non-exclusive right of reference and use under certain regulatory documentation controlled by AstraZeneca and its affiliates to develop, manufacture and commercialize VIMOVO in the United States and to manufacture, import, export and perform research and development activities with respect to VIMOVO outside the United States but solely for purposes of commercializing VIMOVO in the United States.

Under the AstraZeneca license agreement, we will grant to AstraZeneca a non-exclusive sublicense under such licensed intellectual property and a non-exclusive right of reference under certain regulatory documentation controlled by us to manufacture, import, export and perform research and development activities with respect to VIMOVO in the United States but solely for purposes of commercializing VIMOVO outside the United States.

Under the AstraZeneca license agreement, we and our affiliates will be subject to certain limitations and restrictions on our ability to develop, commercialize and seek regulatory approval with respect to VIMOVO or other products that contain gastroprotective agents in a single fixed combination oral solid dosage form with NSAIDs (excluding DUEXIS). These limitations and restrictions include, among other things, restrictions on indications for which we may commercialize VIMOVO or any such other products, restrictions on our ability to develop or seek regulatory approval with respect to such other products that contain esomeprazole, restrictions on our ability to develop or seek regulatory approval for VIMOVO for any indications other than the indications for which NSAIDs are indicated, and restrictions on our marketing activities with respect to VIMOVO and any such other products.

The AstraZeneca license agreement continues in full force and effect until terminated in accordance with its terms. Under the AstraZeneca license agreement, the parties may terminate upon mutual written agreement by the parties, or either party may terminate rights granted to us with respect to licensed trademarks and licensed domain names under the AstraZeneca license agreement upon uncured material breach by the other party of certain specified provisions of the AstraZeneca license agreement.

Amended and Restated Collaboration and License Agreement with Pozen; Letter Agreement with AstraZeneca and Pozen

Under the Pozen license agreement, Pozen will grant to us an exclusive, royalty-bearing license under certain of Pozen’s intellectual property in the United States to manufacture, develop and commercialize VIMOVO and other products controlled by us that contain gastroprotective agents in a single fixed combination oral solid dosage form with NSAIDs, in the United States.

Under the Pozen license agreement, we will be required to pay Pozen royalties at a flat, 10% royalty based on net sales of VIMOVO and such other product sold by us, our affiliates or sublicensees during the royalty term, subject to minimum annual royalty obligations of $5.0 million in 2014 and $7.5 million each year thereafter, which minimum royalty obligations will continue for each year during which one of Pozen’s patents covers such products in the United States and there are no competing products in the United States. The royalty rate may be reduced to a mid-single digit royalty rate as a result of loss of market share to competing products. Our obligation to pay royalties to Pozen will expire upon the later of (a) expiration of the last-to-expire of certain patents covering such products in the United States, and (b) ten years after the first commercial sale of such products in the United States. In addition, we will be obligated to reimburse Pozen for costs, including attorneys’ fees, incurred by Pozen in connection with VIMOVO patent litigation moving forward, subject to agreed caps.

We will be responsible for and will be required to use diligent and reasonable efforts to commercialize VIMOVO or another qualified product in the United States. We will also own and maintain all regulatory filings and marketing approvals in the United States for any such products, including all INDs and NDAs for VIMOVO. Pozen will covenant that it will not at any time prior to the expiration of the royalty term, and will ensure that its affiliates do not, directly or indirectly, develop or commercialize or license any third party to develop or commercialize certain competing products in the United States.

The Pozen license agreement, unless earlier terminated, will expire upon expiration of the royalty term for all such products in the United States. Either party will have the right to terminate the agreement upon uncured material breach by the other party or upon the bankruptcy or similar proceeding of the other party. We will also be able to terminate the Pozen license agreement for cause upon certain defined product failures.

In connection with the asset purchase agreement and the Pozen license agreement, we, AstraZeneca and Pozen entered into a letter agreement in which Pozen consented to AstraZeneca’s assignment of the Pozen license agreement to us and that addresses the rights and responsibilities of the parties in relation to the Pozen license agreement and the amended and restated collaboration and license agreement between Pozen and AstraZeneca for outside the United States. Under the letter agreement, we and AstraZeneca agreed to pay Pozen milestone payments upon the achievement by us and AstraZeneca, collectively, of certain annual aggregate global sales thresholds ranging from $550.0 million to $1.25 billion with respect to products licensed by Pozen to us under the Pozen license agreement and to AstraZeneca under the amended and restated collaboration and license agreement for outside the United States. The aggregate milestone payment amount that may be owed by AstraZeneca and us, collectively, under the letter agreement is $260.0 million, with the amount payable by each of us and AstraZeneca with respect to each milestone to be based upon the proportional sales achieved by each of us and AstraZeneca, respectively, in the applicable year.

The letter agreement will terminate with respect to Pozen and us upon the termination of the Pozen license agreement and will terminate with respect to Pozen and AstraZeneca upon the termination of the amended and restated collaboration and license agreement between AstraZeneca and Pozen for outside the United States.

Supply Agreement with AstraZeneca

In connection with the asset purchase agreement, we will enter into a supply agreement with AstraZeneca pursuant to which AstraZeneca will agree to supply VIMOVO to us for commercialization in the United States through December 31, 2014. Under the supply agreement, AstraZeneca will supply the quantity of VIMOVO that we order, both for our own use and for use by our sublicensees, on a transitional basis through December 31, 2014. We will pay a set transfer price agreed by us and AstraZeneca for quantities of VIMOVO supplied by AstraZeneca under the supply agreement.

The supply agreement will expire on December 31, 2014, unless terminated earlier as described herein. The supply agreement may be terminated earlier by either party for any uncured material breach by the other party of its obligations under the supply agreement or upon the bankruptcy or similar proceeding of the other party. Additionally, we have the right to terminate the supply agreement at any time upon 120 days prior written notice to AstraZeneca or immediately upon written notice if the existing regulatory approval of VIMOVO is suspended for any reason or if any regulatory authority provides a warning letter or other official documentation expressing major and significant concerns from a regulatory perspective with AstraZeneca’s or its affiliates’ or third party manufacturer’s manufacturing of VIMOVO. Additionally, the supply agreement will automatically terminate upon any termination of the AstraZeneca license agreement.

Master Manufacturing Services Agreement with Patheon Pharmaceuticals Inc.

In connection with the asset purchase agreement, we intend to enter into a master manufacturing services agreement and product agreement, or, collectively, the Patheon manufacturing agreement, with Patheon for the manufacture and supply of VIMOVO. We expect that under the Patheon manufacturing agreement, we will agree to purchase a specified percentage of our VIMOVO requirements for the United States from Patheon or its affiliates. In addition, we expect that under the terms of the Patheon manufacturing agreement, we will be able to enter into individual product agreements with Patheon for the manufacture of specific products in addition to VIMOVO if agreed by us and Patheon.

We expect that pursuant to the Patheon manufacturing agreement, we will be required to supply Patheon with any active materials for VIMOVO. We expect to pay an agreed price for final, packaged VIMOVO supplied by Patheon as set forth in the contemplated Patheon manufacturing agreement, subject to adjustments including certain unilateral adjustments by Patheon including annual adjustments for inflation and adjustments to account for certain increases in the cost of components of VIMOVO other than active materials.

We expect that the Patheon manufacturing agreement will be effective until December 31, 2019 and will automatically renew for successive terms of three years each if there is any product agreement in effect, unless either party gives written notice to the other party of its intention to terminate the agreement at least 24 months prior to the end of the then current term. We also expect that either party will be able to terminate the Patheon manufacturing agreement or any product agreement early for uncured material breach by the other party or upon the other party’s bankruptcy or insolvency. We expect that we will be able to terminate the Patheon manufacturing agreement if any regulatory authority takes any action or raises any objection that prevents us from commercializing the product. Additionally, we expect that Patheon will be able to terminate the Patheon manufacturing agreement or any product agreement early if we assign our rights or obligations under the Patheon manufacturing agreement or such product agreement to a competitor of Patheon or to a party that, in the reasonable opinion of Patheon, is not a credit worthy substitute for us, or in certain other circumstances where we assign the Patheon manufacturing agreement or product agreement without Patheon’s consent.

Competition

Our industry is highly competitive and subject to rapid and significant technological change. Our potential competitors with respect to the U.S. VIMOVO business include large pharmaceutical and biotechnology companies, specialty pharmaceutical companies and generic drug companies, although we are not currently aware of any other naproxen/esomeprazole combination drug in development. We believe that the key competitive factors that will affect the future commercial success of VIMOVO in the United States are efficacy, safety and tolerability profile, convenience in dosing, price and reimbursement.

In the United States, VIMOVO competes with other branded NSAIDs, including Celebrex, marketed by Pfizer Inc., and Naprelan, marketed by Alvogen.

Celebrex is an NSAID that selectively inhibits the COX-2 enzyme and is an anti-arthritic agent that reduces the risk of ulceration compared to traditional NSAIDs such as ibuprofen. However, two other COX-2 inhibitors, Vioxx and Bextra, were withdrawn from the market due to safety concerns.

Naprelan is a fixed once-daily dose of naproxen sodium NSAID indicated for the treatment of RA, OA, AS, tendinitis, bursitis, acute gout and may also be used to relieve mild to moderate pain and the treatment of primary dysmenorrhea (menstrual cramps). We believe that VIMOVO may offer competitive advantages over Naprelan as Naprelan may cause ulcers and bleeding in the stomach and intestines while VIMOVO has been shown to reduce the risk of NSAID-induced gastric ulcers.

In general, VIMOVO will also face U.S. competition from the separate use of NSAIDs for pain relief and ulcer medications to address the risk of NSAID-induced ulcers. Use of these therapies separately in generic form may be cheaper than VIMOVO. In addition, physicians could begin to prescribe both an NSAID and a GI protectant to be taken together but in separate pills. We expect to compete with the separate use of NSAIDs and ulcer medications primarily through VIMOVO’s advantages in dosing convenience and patient compliance, and by educating physicians about such advantages, including through funding we have provided for the American Gastroenterology Association to help physicians and patients better understand and manage NSAID risks.

RISK FACTORS

Risks Related to Our Business and Industry

Our ability to generate revenues from our products will be subject to attaining significant market acceptance among physicians, patients and healthcare payers.

DUEXIS®, VIMOVO® and RAYOS®/LODOTRA®, and other product candidates that we may develop, acquire, or in-license, may not attain market acceptance among physicians, patients, healthcare payers or the medical community. In the U.S. market, we began selling DUEXIS in December 2011 and announced in October 2012 that we had completed the expansion of our sales force. We began commercial sales of RAYOS, which was approved by the U.S. Food and Drug Administration, or FDA, in July 2012, to a subset of rheumatologists in the fourth quarter of 2012 with the full launch to the majority of U.S. rheumatologists and key primary care physicians in late January 2013. Outside the U.S., LODOTRA has been sold in a limited number of countries. Sales of DUEXIS and LODOTRA have been limited to date outside the U.S. and sales may not grow to expected levels, in part because, with respect to LODOTRA, we depend on our distribution partner, Mundipharma International Corporation Limited, or Mundipharma, for commercialization outside the U.S. With respect to DUEXIS, we have only received marketing approval in the United Kingdom, or UK, thus far, and even if it is approved in other European countries, we do not expect the opportunity in Europe to be material to our business given the current state of the market in Europe for pain products and the revenue being generated by existing branded non-steroidal anti-inflammatory drugs, or NSAIDs, in Europe. VIMOVO was launched in the U.S. market in the fourth quarter of 2010 by AstraZeneca AB, or AstraZeneca, under its license from Pozen Inc., or Pozen. Following the closing of our planned acquisition of the U.S. rights to VIMOVO, we expect to begin selling VIMOVO in the first quarter of 2014 with a planned expansion of our sales force. We believe that the degree of market acceptance and our ability to generate revenues from our products will depend on a number of factors, including:

•	timing of market introduction of our products as well as competitive drugs;

•	efficacy and safety of our products;

•	continued projected growth of the arthritis, pain and inflammation markets;

•	prevalence and severity of any side effects;

•	acceptance by patients, primary care specialists and key specialists, including rheumatologists, orthopedic surgeons and pain specialists;

•	the performance of our distribution partners, over which we have limited control;

•	potential or perceived advantages or disadvantages of our products over alternative treatments, including cost of treatment and relative convenience and ease of administration;

•	strength of sales, marketing and distribution support;

•	the price of our products, both in absolute terms and relative to alternative treatments;

•	impact of past and future product price increases;

•	our ability to maintain a continuous supply of product for commercial sale;

•	the effect of current and future healthcare laws;

•	availability of coverage and adequate reimbursement and pricing from government and other third-party payers; and

•	product labeling or product insert requirements of the FDA or other regulatory authorities.

With respect to DUEXIS and VIMOVO, studies indicate that physicians do not commonly co-prescribe gastrointestinal, or GI, protective agents to high-risk patients taking NSAIDs. We believe this is due in part to a lack of awareness among physicians prescribing NSAIDs of the risk of NSAID-induced upper GI ulcers, in addition to the inconvenience of prescribing two separate medications and patient compliance issues associated with multiple prescriptions. If physicians remain unaware of, or do not otherwise believe in, the benefits of combining GI protective agents with NSAIDs, our market opportunity for DUEXIS and VIMOVO will be limited. Some physicians may also be reluctant to prescribe DUEXIS or VIMOVO due to the inability to vary the dose of ibuprofen and naproxen, respectively, or if they believe treatment with NSAIDs or GI protective agents other than those contained in DUEXIS and VIMOVO, including those of our competitors, would be more effective for their patients. With respect to each of DUEXIS, VIMOVO and RAYOS/LODOTRA, their higher cost compared to the generic or branded forms of their active ingredients alone may limit adoption by physicians, patients and healthcare payers. If DUEXIS, VIMOVO, RAYOS/LODOTRA or any other product that we may seek approval for, acquire or in-license fail to attain market acceptance, we may not be able to generate significant revenue to achieve or sustain profitability, which would have a material adverse effect on our business, results of operations, financial condition and prospects.

Our current business plan is highly dependent upon our ability to successfully execute on our sales and marketing strategy for the commercialization of DUEXIS, VIMOVO and RAYOS/LODOTRA. If we are unable to successfully execute on our sales and marketing strategy, we may not be able to generate significant product revenues or execute on our business plan.

Our strategy is to build a fully-integrated U.S.-focused biopharmaceutical company to successfully execute the commercialization of DUEXIS, VIMOVO and RAYOS in the U.S. market. We may not be able to successfully commercialize DUEXIS, VIMOVO or RAYOS in the U.S. Prior to our commercial launch of DUEXIS in the U.S. in December 2011, we did not have any experience commercializing pharmaceutical products on our own. LODOTRA was commercially launched in Europe by our exclusive distribution partners Merck Serono and Mundipharma. In order to commercialize any approved products, we must continue to build our sales, marketing, distribution, managerial and other non-technical capabilities. Although we have expanded our sales force to approximately 175 sales representatives and plan to further expand our sales force in connection with our planned acquisition of the U.S. rights to VIMOVO, we currently have limited resources compared to some of our competitors, and the continued development of our own commercial organization to market these products and any additional products we may acquire or in-license will be expensive and time-consuming and could delay any product launch or our success in assuming commercialization for VIMOVO in the U.S. Nor can we be certain that we will be able to continue to successfully develop this capability. As a result of the evolving role of various constituents in the prescription decision making process, we adjusted the profile of the sales representatives we hire from those with traditional pharmaceutical sales experience to those with successful business to business experience. For example, we have faced challenges due to pharmacists increasingly switching a patient’s intended prescription from DUEXIS to a generic or over the counter brand. We have faced similar challenges for RAYOS with respect to generic brands and expect to face similar challenges with respect to VIMOVO. While we believe the new profile of our representatives is better suited for this evolving environment, we cannot be certain that our representatives will be able to successfully protect DUEXIS, VIMOVO and RAYOS prescriptions or that we will be able to continue attracting and retaining sales representatives with our desired profile and skills. We will also have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain commercial personnel. To the extent we rely on additional third parties to commercialize any approved products, we may receive less revenues than if we commercialized these products ourselves. In addition, we may have little or no control over the sales efforts of any third parties involved in our commercialization efforts. In the event we are unable to successfully develop and maintain our own commercial organization or collaborate with a third-party sales and marketing organization, we would not be able to commercialize our product candidates and execute on our business plan. If we are unable to successfully implement our commercial plans and drive adoption by patients and physicians of any approved products through our sales, marketing and commercialization efforts, or if our partners fail to successfully commercialize our products, then we will not be able to generate sustainable revenues from product sales which will have a material adverse effect on our business and prospects.

Our future prospects are highly dependent on the success of DUEXIS, VIMOVO and RAYOS/LODOTRA and we may not be able to successfully commercialize these products. Failure to do so would adversely impact our financial condition and prospects.

A substantial majority of our resources are focused on the commercialization of DUEXIS and RAYOS in the U.S. and we expect to devote significant additional resources to the commercialization of VIMOVO in the U.S. Our ability to generate significant product revenues and to achieve commercial success in the near term will initially depend almost entirely on our ability to successfully commercialize DUEXIS, VIMOVO and RAYOS in the U.S. DUEXIS has been approved for marketing in the UK but is not yet approved in any other countries in Europe and therefore, unless we obtain regulatory approval in other countries, DUEXIS may not be commercialized to any significant extent outside of the U.S. in Europe. Even if DUEXIS is approved in other European countries, we do not expect the opportunity in Europe to be material to our business given the current state of the market in Europe for pain products and the revenue being generated by existing branded NSAIDs in Europe. Following our planned acquisition of the U.S. rights to VIMOVO, we expect to begin selling VIMOVO in the first quarter of 2014. Our strategy with respect to VIMOVO is to bring its pricing in-line with DUEXIS and thereby significantly increase the value realized per prescription. While we have recently employed a similar strategy for DUEXIS, we cannot guarantee a similar result for VIMOVO, including due to the past declines in VIMOVO prescriptions and our need to re-negotiate managed care contracts for VIMOVO. Our initial strategy for RAYOS is to solely focus on the rheumatology indications approved for RAYOS where our Phase 3 clinical trial data supports our commercial plans. We initially launched RAYOS in the United States to a subset of rheumatologists in the fourth quarter of 2012, and the full launch to the majority of U.S. rheumatologists and key primary care physicians occurred in late January 2013. Although LODOTRA is approved for marketing in more than 30 countries outside the U.S., to date it has only been marketed in a limited number of countries. While we anticipate that LODOTRA will be marketed in additional countries as our distribution partner, Mundipharma, formulates its reimbursement strategy, the ability to market LODOTRA in additional countries will depend on Mundipharma’s ability to obtain reimbursement approvals in these countries. Even if we obtain additional marketing and reimbursement approvals, our product revenues in Europe are entirely dependent upon the marketing efforts of our exclusive distribution partner, over which we have no control. Before we can market and sell these products in a particular jurisdiction, we need to obtain necessary regulatory approvals (from the FDA in the U.S. and from similar foreign regulatory agencies in other jurisdictions) and in some jurisdictions, reimbursement authorization. There are no guarantees that we or our commercialization partners will obtain any additional regulatory approvals for our products. Even if we or our commercialization partners obtain additional regulatory approvals, we may never generate significant revenues from any commercial sales of our products. If we fail to successfully commercialize DUEXIS or RAYOS, we may be unable to generate sufficient revenues to sustain and grow our business, and our business, financial condition and results of operations will be adversely affected.

We are solely dependent on Mundipharma to commercialize LODOTRA in Europe and certain Asian, Latin American, Middle Eastern, African and other countries. Failure of Mundipharma or any other third parties to successfully commercialize our products and product candidates in the applicable jurisdictions could have a material adverse effect on our business.

We rely on Mundipharma for commercialization of LODOTRA in various European countries and certain Asian, Latin American, Middle Eastern, African and other countries. We have limited contractual rights to force Mundipharma to invest significantly in commercialization of LODOTRA in its markets. In the event that Mundipharma or any other third party with any future commercialization rights to any of our products or product candidates fails to adequately commercialize those products or product candidates because it lacks adequate financial or other resources, decides to focus on other initiatives or otherwise, our ability to successfully commercialize our products or product candidates in the applicable jurisdictions would be limited, which would adversely affect our business, financial condition, results of operations and prospects. We have had disagreements with Mundipharma under our European agreements and may continue to have disagreements, which could harm commercialization of LODOTRA in Europe or result in the termination of our agreements with Mundipharma. We also rely on Mundipharma’s ability to obtain regulatory approval for LODOTRA in certain Asian, Latin American, Middle Eastern, African and other countries. In addition, our agreements with Mundipharma may be terminated by either party in the event of a bankruptcy of the other party or upon an uncured material breach by the other party. If Mundipharma terminated its agreements with us, we may not be able to secure an alternative distributor in the applicable territory on a timely basis or at all, in which case our ability to generate revenues from the sale of LODOTRA would be materially harmed.

Our products and product candidates are subject to extensive regulation, and we may not obtain additional regulatory approvals for our products.

The clinical development, manufacturing, labeling, packaging, storage, recordkeeping, advertising, promotion, export, marketing and distribution and other possible activities relating to our product candidates are, and any resulting drugs will be, subject to extensive regulation by the FDA and other regulatory agencies. Failure to comply with FDA and other applicable regulatory requirements may, either before or after product approval, subject us to administrative or judicially imposed sanctions.

To market any drugs outside of the U.S., we and current or future collaborators must comply with numerous and varying regulatory and compliance related requirements of other countries. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods, including obtaining reimbursement approval in select markets. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks associated with FDA approval as well as additional, presently unanticipated, risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.

Applications for regulatory approval, including a marketing authorization application, or MAA, for marketing new drugs in Europe, must be supported by extensive clinical and preclinical data, as well as extensive information regarding chemistry, manufacturing and controls, or CMC, to demonstrate the safety and effectiveness of the applicable product candidate. The number and types of preclinical studies and clinical trials that will be required for regulatory approval varies depending on the product candidate, the disease or the condition that the product candidate is designed to target and the regulations applicable to any particular product candidate. Despite the time and expense associated with preclinical and clinical studies, failure can occur at any stage, and we could encounter problems that cause us to repeat or perform additional preclinical studies, CMC studies or clinical trials. Regulatory authorities could delay, limit or deny approval of a product candidate for many reasons, including because they:

•	may not deem a product candidate to be adequately safe and effective;

•	may not find the data from preclinical studies, CMC studies and clinical trials to be sufficient to support a claim of safety and efficacy;

•	may interpret data from preclinical studies, CMC studies and clinical trials significantly differently than we do;

•	may not approve the manufacturing processes or facilities associated with our product candidates;

•	may conclude that we have not sufficiently demonstrated long-term stability of the formulation for which we are seeking marketing approval;

•	may change approval policies (including with respect to our product candidates’ class of drugs) or adopt new regulations; or

•	may not accept a submission due to, among other reasons, the content or formatting of the submission.

Even if we believe that data collected from our preclinical studies, CMC studies and clinical trials of our product candidates are promising and that our information and procedures regarding CMC are sufficient, our data may not be sufficient to support marketing approval by regulatory authorities, or regulatory interpretation of these data and procedures may be unfavorable. Even if approved, product candidates may not be approved for all indications requested and such approval may be subject to limitations on the indicated uses for which the drug may be marketed, restricted distribution methods or other limitations. Our business and reputation may be harmed by any failure or significant delay in obtaining regulatory approval for the sale of any of our product candidates. We cannot predict when or whether regulatory approval will be obtained for any product candidate we develop.

While we anticipate that LODOTRA will be marketed in additional countries as Mundipharma formulates its reimbursement strategy, the ability to market LODOTRA in additional countries will depend on Mundipharma’s ability to obtain regulatory and reimbursement approvals in these countries. Similarly, our ability to market DUEXIS outside of the U.S. will depend on obtaining regulatory and reimbursement approval in any country where DUEXIS may be marketed. However, certain countries have a very difficult reimbursement environment and we may not obtain reimbursement approval in all countries where DUEXIS may be marketed, or we may obtain reimbursement approval at a level that would make marketing DUEXIS in certain countries not viable.

Our limited history of commercial operations makes evaluating our business and future prospects difficult, and may increase the risk of any investment in our common stock.

Following our planned acquisition of the U.S. rights to VIMOVO, we will have three products approved in the U.S., one product with broad approval for commercial sale in Europe, and another product approved only for commercial sale in the UK thus far. RAYOS/LODOTRA has been approved in the U.S. and over 30 other countries, including Australia, Korea, Israel and select countries within Europe. However, we have a limited history of marketing LODOTRA through our distribution partners and LODOTRA is not yet marketed in all of the countries where it has been approved. DUEXIS was approved in the U.S. on April 23, 2011, and in March 2013 we announced we were granted marketing authorization for DUEXIS in the UK, and we have generated limited revenues for DUEXIS to date. We only began the commercial sale of RAYOS in the U.S. in the fourth quarter of 2012 and will not begin commercial sales of VIMOVO until the first quarter of 2014. We face considerable risks and difficulties as a company with limited commercial operating history, particularly as a consolidated entity with operating subsidiaries that also have limited operating histories. If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed. Our limited commercial operating history and our lack of any history commercializing VIMOVO makes it particularly difficult for us to predict our future operating results and appropriately budget for our expenses. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. For example, we may underestimate the resources we will require to successfully commercialize VIMOVO or not realize the benefits we expect to derive from the acquisition.

We will only have U.S. rights to VIMOVO and will have no control over the activities of AstraZeneca to commercialize VIMOVO outside of the United States, which could adversely impact commercialization VIMOVO in the United States.

AstraZeneca will retain its existing rights to VIMOVO to territories outside of the United States, including the right to use the VIMOVO name and related trademark. We will have little or no control over AstraZeneca’s activities with respect to VIMOVO outside of the United States, even though those activities could impact our ability to successfully commercialize VIMOVO in the United States. For example, AstraZeneca or its assignees can make statements or use promotional materials with respect to VIMOVO outside of the United States that are inconsistent with our positioning of the product in the United States, and can sell VIMOVO in foreign countries, including Canada, at prices that are dramatically lower than the prices we expect to charge in the United States. These activities and decisions, while occurring outside of the United States, could harm our commercialization strategy in the United States, in particular because AstraZeneca will continue marketing the product outside the United States under the same VIMOVO brand name that we will use in the United States. In addition, product recalls or safety issues with VIMOVO outside the United States, even if not related to the commercial product we sell in the United States, could result in serious damage to the brand in the United States and impair our ability to successfully market VIMOVO. We will also be relying on AstraZeneca to provide us with timely and accurate safety information regarding the use of VIMOVO outside of the United States, as we have limited access to this information ourselves.

We rely on third parties to manufacture commercial supplies of DUEXIS and RAYOS/LODOTRA, and we intend to rely on third parties to manufacture commercial supplies of VIMOVO and any other approved products. The commercialization of any of our products could be stopped, delayed or made less profitable if those third parties fail to provide us with sufficient quantities of product or fail to do so at acceptable quality levels or prices or fail to maintain or achieve satisfactory regulatory compliance.

The facilities used by our third-party manufacturers to manufacture our products and product candidates must be approved by the applicable regulatory authorities. We do not control the manufacturing processes of third-party manufacturers and are currently completely dependent on our third-party manufacturing partners sanofi-aventis U.S. LLC, or sanofi-aventis U.S., operating through Valeant Pharmaceuticals International, Inc., or Valeant, its manufacturing partner located in Laval, Canada for production of DUEXIS, and Jagotec AG, or Jagotec, a wholly-owned subsidiary of SkyePharma PLC, located in Lyon, France, for production of RAYOS/LODOTRA. In August 2011, SkyePharma leased their entire pharmaceutical manufacturing business to Aenova France SAS, or Aenova. As such, Aenova is now a subcontractor for Jagotec for the manufacture of RAYOS/LODOTRA, with our consent. Sanofi Winthrop Industrie in France has been qualified as a backup manufacturer for DUEXIS. Bayer Pharma AG in Germany has been qualified as a backup manufacturer for RAYOS/LODOTRA. In December 2011, Valeant acquired Dermik, a dermatology unit of sanofi-aventis U.S., which includes the Laval, Canada site. Although, Valeant has taken over management and operations at the Laval, Canada facility, our manufacturing agreement remains with sanofi-aventis U.S. We purchase the primary active ingredients for DUEXIS from BASF Corporation in Bishop, Texas and Dr. Reddy’s Laboratories in India, and the primary active ingredient for RAYOS/LODOTRA from Tianjin Tianyao Pharmaceuticals Co., Ltd. in China and Sanofi Chimie in France. With respect to VIMOVO, we will be relying on AstraZeneca, including through its existing third party manufacturing arrangements, to supply finished VIMOVO product through 2014. After 2014, AstraZeneca will no longer be obligated to supply VIMOVO to us and we will need to rely on our own third-party manufacturing arrangements to ensure continued supply. In connection with our acquisition of the U.S. rights to VIMOVO, we intend to enter into a long-term master manufacturing services agreement with Patheon Pharmaceuticals Inc., or Patheon, for the supply of finished VIMOVO product. We are also in the process of negotiating long-term supply agreements for the supply of the active pharmaceutical ingredients of VIMOVO, but cannot guarantee that we will be able to reach definitive agreements on acceptable terms. In addition, we are required to obtain AstraZeneca’s consent prior to engaging any third-party manufacturers for esomeprazole, one of the active pharmaceutical ingredients in VIMOVO, other than the third-party manufacturer(s) currently used by AstraZeneca or its affiliates or licensees. To the extent such manufacturers are unwilling or unable to manufacture esomeprazole for us on commercially-acceptable terms, we cannot guarantee that AstraZeneca would consent to our use of alternate sources of supply. If any of our third-party manufacturers cannot successfully manufacture material that conforms to our specifications and the applicable regulatory authorities’ strict regulatory requirements, or pass regulatory inspection, they will not be able to secure or maintain regulatory approval for the manufacturing facilities. In addition, we have no control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or any other applicable regulatory authorities do not approve these facilities for the manufacture of our products or if they withdraw any such approval in the future, or if our suppliers or third-party manufacturers decide they no longer want to supply our primary active ingredients or manufacture our products, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our products. To the extent any third-party manufacturers that we engage with respect to VIMOVO are different than those currently used by AstraZeneca, the FDA will need to approve the facilities of those third-party manufacturers used in the manufacture of VIMOVO prior to our sale of any VIMOVO product using these facilities. If we cannot agree to terms with third-party manufacturers of VIMOVO active pharmaceutical ingredients or the third party suppliers we engage do not have their facilities approved by the FDA with sufficient time to transition commercial supply of VIMOVO after 2014, we may experience supply shortages and our commercialization of VIMIVO would be substantially harmed.

Although we have entered into supply agreements for the manufacture of our products, our manufacturers may not perform as agreed or may terminate their agreements with us. Under our manufacturing and supply agreement with sanofi-aventis U.S., operating through Valeant, either we or sanofi-aventis U.S. may terminate the agreement upon an uncured breach by the other party or without cause upon two years prior written notice, so long as such notice is given after the third anniversary of the first commercial sale of DUEXIS. Under our contemplated master manufacturing services agreement with Patheon for finished VIMOVO product, we expect that either we or Patheon will be able to terminate the agreement for uncured material breach by the other party or upon the other party’s bankruptcy or insolvency, we expect that we will be able to terminate the agreement if any regulatory authority takes any action or raises any objection that prevents us from commercializing the VIMOVO product and we expect that Patheon will be able to terminate the agreement if we assign our rights or obligations under the agreement to a competitor of Patheon or to a party that, in the reasonable opinion of Patheon, is not a credit worthy substitute for us, or in certain other circumstances where we assign the agreement without Patheon’s consent. Under our manufacturing and supply agreement with Jagotec, either we or Jagotec may terminate the agreement in the event of an insolvency, liquidation or bankruptcy of the other party or upon an uncured breach by the other party. While we have the right to receive a continuing supply of RAYOS/LODOTRA from Jagotec for a period of 24 months after termination, we would need to move our manufacturing to our alternate supplier of RAYOS/LODOTRA, Bayer Pharma AG, in such an event and we would have to qualify a new back-up manufacturer.

In addition, we do not have the capability to package DUEXIS, RAYOS/LODOTRA or any other product candidates for distribution. Consequently, we have entered into an agreement with Temmler Werke GmbH, or Temmler, for packaging of RAYOS/LODOTRA in certain European countries, Israel and in the U.S., as well as any additional countries as may be agreed to by the parties. We intend to sell drug product finished and packaged by either Temmler or an alternate packager. At the end of 2012, Temmler was acquired by the Aenova Group. Valeant manufactures and supplies DUEXIS to us in final, packaged form for the U.S. as well as any additional countries as may be agreed to by the parties. During 2014, AstraZeneca will be obligated to supply us VIMOVO in final, packaged form under a transition agreement and will work with us to transfer product packaging to Patheon. After 2014, we expect that Patheon will supply final, packaged VIMOVO product pursuant to the master manufacturing services agreement we intend to execute in connection with our acquisition of the U.S. rights to VIMOVO.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up and validating initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Though we believe we have resolved any stability issues with respect to the commercial formulation of DUEXIS, we cannot assure you that any other stability or other issues relating to the manufacture of any of our products will not occur in the future. Additionally, our manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If our manufacturers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, our ability to commercialize our products in the U.S. or provide any product candidates to patients in clinical trials would be jeopardized. Any delay or interruption in our ability to meet commercial demand for our products will result in the loss of potential revenues and could adversely affect our ability to gain market acceptance for these products. In addition, any delay or interruption in the supply of clinical trial supplies could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to commence new clinical trials at additional expense or terminate clinical trials completely.

Failures or difficulties faced at any level of our supply chain could materially adversely affect our business and delay or impede the development and commercialization of any of our products or product candidates and could have a material adverse effect on our business, results of operations, financial condition and prospects.

We have experienced recent growth and plan to substantially further grow the size of our organization in connection with our acquisition of the U.S. rights to VIMOVO, and we may experience difficulties in managing this growth.

As of December 31, 2010, we employed 41 full-time employees as a consolidated entity. In anticipation of the commercial launch of DUEXIS, we hired 80 sales representatives during the period from September 2011 through October 2011. As of December 31, 2012 and September 30, 2013, we employed 247 and 287 full-time employees, respectively, as a consolidated entity. In connection with our acquisition of the U.S. rights to VIMOVO, we plan to hire an additional 130 employees as part of our commercial organization in the next several months. We have also experienced, and may continue to experience, turnover of the sales representatives that we hired or will hire in connection with the commercialization of our products, requiring us to hire and train new sales representatives. Our management, personnel, systems and facilities currently in place may not be adequate to support this recent and anticipated growth, and we may not be able to retain or recruit qualified personnel in the future due to competition for personnel among pharmaceutical businesses.

As our commercialization plans and strategies develop, we will need to continue recruiting and training sales and marketing personnel and expect to need to expand the size of our employee base for managerial, operational, financial and other resources. We may also need to further expand these capabilities, along with our field sales force size and capabilities, if we develop, acquire or in-license additional products. Our ability to manage any future growth effectively may require us to do, among other things, the following:

•	continue to manage and expand the sales and marketing efforts for our existing products;

•	enhance our operational, financial and management controls, reporting systems and procedures;

•	expand our international resources;

•	successfully identify, recruit, hire, train, maintain, motivate and integrate additional employees;

•	establish and increase our access to commercial supplies of our products and product candidates;

•	expand our facilities and equipment; and

•	manage our internal development efforts effectively while complying with our contractual obligations to licensors, licensees, contractors, collaborators, distributors and other third parties.

Our management may also have to divert a disproportionate amount of its attention away from day-to-day activities and towards managing these growth activities. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and our failure to effectively manage growth could have a material adverse effect on our business, results of operations, financial condition and prospects.

If we are unable to effectively train and equip our sales force, our ability to successfully commercialize our products in the U.S. will be harmed.

As DUEXIS and RAYOS were not fully commercially launched until January 2012 and January 2013, respectively, and we will not begin commercializing VIMOVO until the first quarter of 2014, the members of our sales force have limited experience promoting any of our products. As a result, we are required to expend significant time and resources to train our sales force to be credible and persuasive in convincing physicians to prescribe and pharmacists to dispense our products. In addition, we must train our sales force to ensure that a consistent and appropriate message about our products is being delivered to our potential customers. Our sales representatives may also experience challenges promoting three products when they call on physicians and their office staff, and our representatives may also be distracted from selling DUEXIS and RAYOS when we begin commercializing VIMOVO as all of our representatives have to date been focused solely on selling DUEXIS and RAYOS. This is particularly true with respect to DUEXIS, since VIMOVO is approved for similar indications and prescribed to similar patients, and our sale representatives have previously been incentivized to increase DUEXIS market share at the expense of VIMOVO. We have also experienced, and may continue to experience, turnover of the sales representatives that we hired or will hire, requiring us to train new sales representatives. As a result of the managed care environment and pharmacies switching patient’s prescriptions to a generic or over the counter brand, we have had to adjust the profile of the sales representatives we hire from the traditional pharmaceutical representative to a representative with business to business experience that is focused on the total office call in order to protect the prescription the physician has written and ensure the patient receives what their doctor ordered. If we are unable to effectively train our sales force and equip them with effective materials, including medical and sales literature to help them inform and educate potential customers about the benefits of our products and their proper administration and label indication, our efforts to successfully commercialize our products could be put in jeopardy, which could have a material adverse effect on our financial condition, stock price and operations.

We face significant competition from other biotechnology and pharmaceutical companies, including those marketing generic products, and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive. We have competitors both in the U.S. and international markets, including major multinational pharmaceutical companies, biotechnology companies and universities and other research institutions. Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff, experienced marketing and manufacturing organizations and well-established sales forces. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors and we will have to find new ways to compete and may have to potentially merge with or acquire other businesses to stay competitive. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or in-licensing on an exclusive basis, products that are more effective and/or less costly than our products.

DUEXIS and VIMOVO face competition from Celebrex®, marketed by Pfizer, Naprelan®, marketed by Schionogi, and several other branded NSAIDs. DUEXIS and VIMOVO also face significant competition from the separate use of NSAIDs for pain relief and GI protective medications to reduce the risk of NSAID-induced upper GI ulcers. Both NSAIDs and GI protective medications are available in generic form and may be less expensive to use separately than DUEXIS or VIMOVO. Legislation enacted in most states in the U.S. allows or, in some instances mandates, that a pharmacist dispense an available generic equivalent when filling a prescription for a branded product, in the absence of specific instructions from the prescribing physician. Because pharmacists often have economic and other incentives to prescribe lower-cost generics, if physicians prescribe DUEXIS or VIMOVO, those prescriptions may not result in sales. If we are unsuccessful in convincing physicians to provide prescribing instructions prohibiting the substitution of generic ibuprofen and famotidine separately as a substitution for DUEXIS or generic naproxen and branded Nexium (esomeprazole) as a substitute for VIMOVO, sales of DUEXIS and VIMOVO may suffer despite any success we may have in promoting DUEXIS or VIMOVO to physicians. In addition, other product candidates that contain ibuprofen and famotidine in combination or naproxen and esomeprazole in combination, while not currently known to us, may be developed and compete with DUEXIS or VIMOVO, respectively, in the future.

On February 15, 2012, we received a Paragraph IV Patent Certification from Par Pharmaceutical, Inc. advising that Par Pharmaceutical, Inc. had filed an Abbreviated New Drug Application, or ANDA, with the FDA for a generic version of DUEXIS, containing 800 mg of ibuprofen and 26.6 mg of famotidine. In March 2012, we filed a patent infringement lawsuit in the United States District Court for the District of Delaware against Par Pharmaceutical, Inc. and Par Pharmaceutical Companies, Inc., or collectively Par, for filing an ANDA against DUEXIS and seeking an injunction to prevent the approval of Par’s ANDA and/or preventing Par from selling a generic version of DUEXIS. In January 2013, we filed a second suit against Par in the United States District Court for the District of Delaware claiming patent infringement of additional patents that have been issued for DUEXIS and seeking an injunction to prevent the approval of Par’s ANDA and/or preventing Par from selling a generic version of DUEXIS.

On August 21, 2013, we entered into a Settlement Agreement, or Settlement Agreement, and License Agreement, or License Agreement, with Par relating to our patent infringement litigation. Under the License Agreement, we granted Par a non-exclusive license (that is only royalty-bearing in some circumstances) to manufacture and commercialize Par’s generic version of DUEXIS in the U.S. after the Generic Entry Date and to take steps necessary to develop inventory of, and obtain regulatory approval for, but not commercialize, Par’s generic version of DUEXIS prior to the Generic Entry Date. The Generic Entry Date is January 1, 2023; however, Par may be able to enter the market earlier in certain circumstances. Such events relate to the resolution of potential future third party DUEXIS patent litigation, the entry of other third party generic versions of DUEXIS or certain specific changes in DUEXIS market conditions. If any of the events that permit Par to enter the market with its generic version of DUEXIS prior to January 1, 2023 were to occur, we will likely face generic competition from Par shortly after the event, and our sales of DUEXIS would be substantially harmed. Also, despite our Settlement Agreement and License Agreement with Par, additional third parties may file ANDAs with the FDA for their own generic versions of DUEXIS and we may not be successful in preventing any other generic products from entering the market.

Currently there are patent litigations pending against five generics intending to market VIMOVO before the expiration of patents listed in the Orange Book. These cases are in the District of New Jersey and are grouped in three sets: (i) Dr. Reddy’s Laboratories, Inc.; Lupin Pharmaceuticals Inc.; Anchen Pharmaceuticals Inc. (case Nos. 3:11-cv-02317, 3:11-cv-04275, 3:11-cv-06348, 3:13-cv-06157, 3:13-cv-06315), or collectively, the DRL cases; (ii) Mylan Laboratories Limited (case Nos. 3:13-cv-04022, 3:13-cv-06316), or collectively, the Mylan cases; and (iii) Watson Pharma, Inc. (case No. 3:13-cv-03038, 3:13-cv-06318), or collectively, the Watson cases. We understand that Dr. Reddy’s Laboratories, Inc. has entered into a settlement with AstraZeneca with respect to patent rights directed to Nexium for the commercialization of VIMOVO, and that according to the settlement agreement, Dr. Reddy’s Laboratories, Inc. will not be able to commercialize VIMOVO under AstraZeneca’s Nexium patent rights until May 28, 2014. As part of our acquisition of the U.S. rights to VIMOVO, we will take over and be responsible for the patent litigations that include the Pozen patents.

The DRL cases were filed on April 21, 2011, July 25, 2011, October 28, 2011, and October 23, 2013 and collectively include allegations of infringement of U.S. Patent Nos. 6,926,907 and 8,557,285. We understand the cases arise from Paragraph IV Notice Letters providing notice of the filing of an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the patents-in-suit. We understand the DRL notice letters were dated March 11, 2011 and November 12, 2012; the Lupin notice letter was dated June 10, 2011; and the Anchen notice letter was dated September 16, 2011. The court has issued a claims construction order. The case does not have pretrial deadlines or a trial date set. We understand Anchen has recertified under Paragraph III and has filed a motion to dismiss on that basis.

The Watson cases were filed on May 10, 2013 and October 23, 2013 and collectively include allegations of infringement of U.S. Patent Nos. 6,926,907 and 8,557,285. We understand the cases arise from a March 29, 2013 Paragraph IV Notice Letter providing notice of the filing of an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the patents-in-suit. The court has not yet set a trial date or schedule.

The Mylan cases were filed on June 28, 2013 and October 23, 2013 and collectively include allegations of infringement of U.S. Patent Nos. U.S. Patent Nos. 6,926,907 and 8,557,285. We understand the cases arise from a May 16, 2013 Paragraph IV Notice Letter providing notice of the filing of an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the patents-in-suit. The court has not yet set a trial date or schedule.

RAYOS/LODOTRA competes with a number of pharmaceuticals on the market to treat rheumatoid arthritis, or RA, including corticosteriods, such as prednisone, disease modifying antirheumatic drugs, or DMARDs, such as methotrexate, and biologic agents such as HUMIRA®, marketed by Abbott, and Enbrel®, marketed by Amgen Inc. and Pfizer. It is typical for an RA patient to take a combination of a DMARD, an oral glucocorticoid, an NSAID and/or a biologic agent. Therefore, we believe that RAYOS/LODOTRA’s principal competition is prednisone, the active pharmaceutical ingredient in RAYOS/LODOTRA, or other oral corticosteriods, which, while they may be suboptimal, are less expensive than RAYOS/LODOTRA. In addition, other product candidates that contain prednisone or other oral corticosteriods in alternative delayed release forms, while not currently known to us, may be developed and compete with LODOTRA in the future.

On March 13, 2013, we received purported Notice Letters that a Paragraph IV Patent Certification had been filed by Alvogen Pine Brook, Inc., or Alvogen, advising that Alvogen had filed an ANDA with the FDA for a generic version of RAYOS, containing up to 5 mg of prednisone. In the Notice Letters, Alvogen noted that as of March 13, 2013, the FDA had not accepted the ANDA for review. Alvogen has agreed that their Notice Letters do not constitute Notice as described in 21 U.S.C. 355(j)(2)(B).

On July 15, 2013, we received a Paragraph IV Patent Certification from Watson Laboratories, Inc.—Florida, or Watson, advising that Watson had filed an ANDA with the FDA for a generic version of RAYOS, containing up to 5 mg of prednisone. Watson has not advised us as to the timing or status of the FDA’s review of its filing. On August 26, 2013, we, together with Jagotec, filed suit in the United States District Court for the District of New Jersey against Watson, Actavis Pharma, Inc., Andrx Corp., and Actavis, Inc., or collectively WLF. The lawsuit alleges that WLF has infringed U.S. Patent Nos. 6,488,960, 6,677,326, 8,168,218, 8,309,124, and 8,394,407 by filing an ANDA seeking approval from the FDA to market generic versions of RAYOS containing 1 mg, 2 mg and 5 mg of prednisone prior to the expiration of the patents. The subject patents are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. The commencement of the patent infringement lawsuit stays, or bars, FDA approval of WLF’s ANDA for 30 months or until an earlier district court decision that the subject patents are not infringed or invalid.

On or about August 12, 2013, we received a Notice of Opposition to a European patent covering LODOTRA, EP 2049123, filed by Laboratorios Liconsa, S.A. In the European Union, the grant of a patent may be opposed by one or more private parties.

On September 12, 2013, we received a Paragraph IV Patent Certification from Par Pharmaceutical, Inc. advising that Par Pharmaceutical, Inc. had filed an ANDA with the FDA for a generic version of RAYOS, containing up to 5 mg of prednisone. Par Pharmaceutical, Inc. has not advised us as to the timing or status of the FDA’s review of its filing. On October 22, 2013, we, together with Jagotec, filed suit in the United States District Court for the District of New Jersey against Par. The lawsuit alleges that Par has infringed U.S. Patent Nos. 6,488,960, 6,677,326, 8,168,218, 8,309,124 and 8,394,407 by filing an ANDA seeking approval from the FDA to market generic versions of RAYOS prior to the expiration of the patents. The subject patents are listed in the FDA’s Orange Book. Our commencement of the patent infringement lawsuit stays, or bars, FDA approval of Par’s ANDA for 30 months or until an earlier district court decision that the subject patents are not infringed or invalid.

If we are unsuccessful in any of the on-going patent litigations, we will likely face generic competition with respect to VIMOVO and/or RAYOS and our sales of VIMOVO and/or RAYOS will be substantially harmed.

The availability and price of our competitors’ products could limit the demand, and the price we are able to charge, for our products. We will not successfully execute on our business objectives if the market acceptance of our products is inhibited by price competition, if physicians are reluctant to switch from existing products to our products, or if physicians switch to other new products or choose to reserve our products for use in limited patient populations.

In addition, established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license and develop novel compounds that could make our products obsolete. Our ability to compete successfully with these companies and other potential competitors will depend largely on our ability to leverage our experience in clinical, regulatory and commercial development to:

•	develop, acquire or in-license medicines that are superior to other products in the market;

•	attract qualified clinical, regulatory, and sales and marketing personnel;

•	obtain patent and/or other proprietary protection for our products and technologies;

•	obtain required regulatory approvals; and

•	successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new product candidates.

In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to be approved and overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, obtaining FDA approval or discovering, developing and commercializing medicines before we do, which would have a material adverse impact on our business. The inability to compete with existing products or subsequently introduced products would have a material adverse impact on our business, financial condition and prospects.

A variety of risks associated with operating our business and marketing our products internationally could materially adversely affect our business.

In addition to our U.S. operations, we have operations in Switzerland and Germany. Moreover, LODOTRA is currently being marketed in a limited number of countries outside the U.S., and Mundipharma is in the process of obtaining pricing and reimbursement approval for, and preparing to market, LODOTRA in other European countries, as well as in certain Asian, Latin American, Middle Eastern and African countries. Also, Grünenthal S.A. is in the registration process for the commercialization of DUEXIS in Latin America. We face risks associated with our international operations, including possible unfavorable regulatory, pricing and reimbursement, political, tax and labor conditions, which could harm our business. We are subject to numerous risks associated with international business activities, including:

•	compliance with differing or unexpected regulatory requirements for our products;

•	compliance with Swiss laws with respect to our Horizon Pharma AG subsidiary, including laws requiring maintenance of cash in the subsidiary to avoid overindebtedness, which requires Horizon Pharma AG to maintain assets in excess of its liabilities;

•	difficulties in staffing and managing foreign operations;

•	in certain circumstances, including with respect to the commercialization of LODOTRA in Europe and certain Asian, Latin American, Middle Eastern and African countries, and commercialization of DUEXIS in Latin America, increased dependence on the commercialization efforts and regulatory compliance of our distributors or strategic partners;

•	compliance with German laws with respect to our Horizon Pharma GmbH subsidiary through which Horizon Pharma AG conducts most of its European operations;

•	foreign government taxes, regulations and permit requirements;

•	U.S. and foreign government tariffs, trade restrictions, price and exchange controls and other regulatory requirements;

•	anti-corruption laws, including the Foreign Corrupt Practices Act;

•	economic weakness, including inflation, natural disasters, war, events of terrorism or political instability in particular foreign countries;

•	fluctuations in currency exchange rates, which could result in increased operating expenses and reduced revenues, and other obligations related to doing business in another country;

•	compliance with tax, employment, immigration and labor laws, regulations and restrictions for employees living or traveling abroad;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

•	changes in diplomatic and trade relationships; and

•	challenges in enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the U.S.

These and other risks associated with our international operations may materially adversely affect our business, financial condition and results of operations.

If we fail to develop, acquire or in-license other product candidates or products, our business and prospects would be limited.

A key element of our strategy is to develop, acquire or in-license and commercialize a portfolio of other product candidates in addition to DUEXIS and RAYOS/LODOTRA, such as our planned acquisition of the U.S. rights to VIMOVO. Since we do not have proprietary drug discovery technology, the success of this strategy depends in large part upon the combination of our regulatory, development and commercial capabilities and expertise and our ability to identify, select and acquire or in-license clinically enabled product candidates for the treatment of pain-related diseases, or for therapeutic indications that complement or augment our current targets, or that otherwise fit into our development or strategic plans on terms that are acceptable to us. Identifying, selecting and acquiring, licensing promising product candidates requires substantial technical, financial and human resources expertise. Efforts to do so may not result in the actual acquisition or license of a particular product candidate, potentially resulting in a diversion of our management’s time and the expenditure of our resources with no resulting benefit. If we are unable to identify, select and acquire or license suitable product candidates from third parties on terms acceptable to us, our business and prospects will be limited.

Moreover, any product candidate we identify, select and acquire or license may require additional, time-consuming development or regulatory efforts prior to commercial sale, including preclinical studies if applicable, and extensive clinical testing and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to the risk of failure that is inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and/or effective for approval by regulatory authorities. In addition, we cannot assure you that any such products that are approved will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace or be more effective or desired than other commercially available alternatives.

In addition, if we fail to successfully commercialize and further develop our products, there is a greater likelihood that we will fail to successfully develop a pipeline of other product candidates to follow our existing products, and our business and prospects would therefore be harmed.

Our planned acquisition of the U.S. rights to VIMOVO and any other strategic transactions that we may pursue in the future could have a variety of negative consequences, and we may not realize the benefits of such transactions or attempts to engage in such transactions.

We plan to acquire the U.S. rights to VIMOVO and from time to time, we may seek to engage in additional strategic transactions with third parties, such as acquisitions of companies or divisions of companies, asset purchases or in-licensing of product candidates or technologies that we believe will complement or augment our existing business. We may also consider a variety of other business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and other investments. Any such transaction may require us to incur non-recurring and other charges, increase our near and long-term expenditures, pose significant integration challenges, require additional expertise, result in dilution to our existing stockholders and disrupt our management and business, which could harm our operations and financial results. For example, in connection with our acquisition of the U.S. rights to VIMOVO, we will assume primary responsibility for the existing patent infringement litigation with respect to VIMOVO, and have also agreed to reimburse certain legal expenses of Pozen with respect to its continued involvement in such litigation, and we expect that this will result in substantial on-going expenses and potential distractions to our management team. Because VIMOVO is approved for similar indications and prescribed to similar patients compared to DUEXIS, we may also experience lower prescriptions of DUEXIS as we seek to commercialize VIMOVO, particularly from the approximately 30% of physicians that currently prescribe both products. Moreover, we face significant competition in seeking appropriate strategic partners and transactions, and the negotiation process for any strategic transaction can be time-consuming and complex. In addition, we may not be successful in our efforts to engage in certain strategic transactions because our financial resources and research and development pipeline may be insufficient, our product candidates and programs may be deemed to be at too early of a stage of development for collaborative effort and/or third parties may not view our product candidates and programs as having the requisite potential. There is no assurance that, following the consummation of our planned acquisition of the U.S. rights to VIMOVO or any other strategic transaction, we will achieve the anticipated revenues or net income that we believe to justify such transaction. Any failures or delays in entering into strategic transactions could also delay or negatively impact the development and commercialization of our product candidates and reduce their competitiveness even if they reach the market. In addition, any failures or delays in entering into strategic transactions anticipated by analysts or the investment community could result in a decline in our stock price.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology and pharmaceuticals industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our management, sales and marketing and scientific and medical personnel, including our Chairman, President and Chief Executive Officer, Timothy P. Walbert, our Executive Vice President and Chief Financial Officer, Robert J. De Vaere, our Executive Vice President, Development, Regulatory Affairs, Manufacturing and Chief Medical Officer, Jeffrey W. Sherman, M.D., and our Executive Vice President and Chief Commercial Officer, Todd Smith. In order to retain valuable employees at our company, in addition to salary and cash incentives, we provide incentive stock options that vest over time. The value to employees of stock options that vest over time will be significantly affected by movements in our stock price that are beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies.

Despite our efforts to retain valuable employees, members of our management, sales and marketing, regulatory, clinical affairs, medical affairs and development teams may terminate their employment with us on short notice. Although we have written employment arrangements with all of our employees, these employment arrangements generally provide for at-will employment, which means that our employees can leave our employment at any time, with or without notice. The loss of the services of any of our executive officers or other key employees and our inability to find suitable replacements could potentially harm our business, financial condition and prospects. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior sales and marketing and scientific and medical personnel.

Many of the other biotechnology and pharmaceutical companies with whom we compete for qualified personnel have greater financial and other resources, different risk profiles and longer histories in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than that which we have to offer. If we are unable to continue to attract and retain high quality personnel, the rate and success at which we can develop and commercialize products and product candidates will be limited.

If we fail to obtain and maintain approval from regulatory authorities in international markets for DUEXIS and LODOTRA and any future product candidates for which we have rights in international markets, our market opportunities will be limited and our business will be adversely impacted.

Sales of our products and product candidates outside of the U.S. will be subject to foreign regulatory requirements governing clinical trials and marketing approval. Even if the FDA grants marketing approval for a product candidate, comparable regulatory authorities of foreign countries must also approve the manufacturing and marketing of our product candidates in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the U.S., including additional preclinical studies or clinical trials. In many countries outside the U.S., a product candidate must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that we intend to charge for our products is also subject to approval. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. Further, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries and regulatory approval in one country does not ensure approval in any other country, while a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory approval process in others.

We are, with respect to DUEXIS and RAYOS, and will be, with respect to VIMOVO and any other product candidate for which we obtain FDA approval or acquire or in-license, subject to ongoing FDA obligations and continued regulatory review, which may result in significant additional expense. Additionally, any other product candidate, if approved by the FDA, could be subject to labeling and other restrictions and market withdrawal, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

Any regulatory approvals that we obtain for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and surveillance to monitor the safety and efficacy of the product candidate. In addition, if the FDA approves a product candidate, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current good manufacturing practices, or cGMPs, good clinical practices, or GCPs, international conference on harmonization regulations, or ICH regulations, and good laboratory practices, or GLPs, which are regulations and guidelines enforced by the FDA for all of our products in clinical development, for any clinical trials that we conduct post-approval. For example, as post-marketing requirements for DUEXIS, we are required by the FDA to develop a pediatric formulation for DUEXIS and conduct three clinical studies of the drug product for pediatric populations. In addition, in connection with our planned acquisition of the U.S. rights to VIMOVO, we will assume responsibility for completing an ongoing Pediatric Research Equity Act post-marketing requirement study in children 12 years to 16 years and 11 months of age with Juvenile RA for which the FDA recently granted an extension with a final report due date of December 2015. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, Warning Letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our strategic partners, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions, the imposition of civil or criminal penalties, or exclusions.

If we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would have a material adverse effect on our business, results of operations, financial condition and prospects.

Coverage and reimbursement may not be available, or reimbursement may be available at only limited levels, for our products, which could make it difficult for us to sell our products profitably or to successfully execute planned product price increases.

Market acceptance and sales of our products will depend in large part on global coverage and reimbursement policies and may be affected by future healthcare reform measures, both in the U.S. and other key international markets. Successful commercialization of our products will depend in part on the availability of governmental and third-party payer reimbursement for the cost of our products. Government health administration authorities, private health insurers and other organizations generally provide reimbursement for healthcare. In particular, in the U.S., private health insurers and other third-party payers often provide reimbursement for products and services based on the level at which the government (through the Medicare or Medicaid programs) provides reimbursement for such treatments. In the U.S., the European Union and other significant or potentially significant markets for our products and product candidates, government authorities and third-party payers are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which has resulted in lower average selling prices. Further, the increased emphasis on managed healthcare in the U.S. and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement and usage, which may adversely affect our product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement policies and pricing in general. These pressures may create negative reactions to any product price increases, or limit the amount by which we may be able to increase our product prices, which may adversely affect our product sales and results of operations.

Outside of the U.S., the success of our products, including LODOTRA and, if widely approved, DUEXIS, will depend largely on obtaining and maintaining government coverage, because in many countries patients are unlikely to use prescription drugs that are not covered by their government healthcare programs. To date, LODOTRA is approved in over 30 countries outside the U.S., and reimbursement for LODOTRA has been obtained in Germany, Italy and Switzerland. Mundipharma is seeking coverage for LODOTRA in a number of countries and currently sells LODOTRA without coverage in a limited number of countries. Negotiating coverage and reimbursement with governmental authorities can delay commercialization by 12 months or more. Coverage and reimbursement policies may adversely affect our ability to sell our products on a profitable basis. In many international markets, governments control the prices of prescription pharmaceuticals, including through the implementation of reference pricing, price cuts, rebates, revenue-related taxes and profit control, and we expect prices of prescription pharmaceuticals to decline over the life of the product or as volumes increase. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceutical products, which we believe has impacted the reimbursement rates and timing to launch for LODOTRA to date, and we expect these discounts to continue as countries attempt to manage healthcare expenditures, especially in light of current economic conditions. For example, legislation was recently enacted in Germany that will increase the rebate on prescription pharmaceuticals and likely lower the revenues from the sale of LODOTRA in Germany that we would otherwise receive. As a result of these pricing practices, it may become difficult to achieve profitability or expected rates of growth in revenue or results of operations. Any shortfalls in revenue could adversely affect our business, financial condition and results of operations.

In light of such policies and the uncertainty surrounding proposed regulations and changes in the coverage and reimbursement policies of governments and third-party payers, we cannot be sure that coverage and reimbursement will be available for DUEXIS or LODOTRA in any additional markets or for any other product candidates that we may develop. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our products. If coverage and reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our products.

The U.S. and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payers in the U.S. and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the U.S., the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, PPACA, became law in the U.S. PPACA substantially changes the way healthcare is financed by both governmental and private insurers and significantly affects the pharmaceutical industry. Among the provisions of PPACA of greatest importance to the pharmaceutical industry are the following:

•	an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

•	an increase in the rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for branded and generic drugs, respectively;

•	a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts to negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•	expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level beginning in 2014, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•	new requirements to report certain financial arrangements with physicians and teaching hospitals, as defined in PPACA and its implementing regulations, including reporting any payment or “transfer of value” made or distributed to teaching hospitals, prescribers and other healthcare providers and reporting any ownership and investment interests held by physicians and their immediate family members and applicable group purchasing organizations during the preceding calendar year, with data collection to be required beginning August 1, 2013 and reporting to the Centers for Medicare & Medicaid Services to be required by March 31, 2014 and by the 90th day of each subsequent calendar year;

•	a new requirement to annually report drug samples that manufacturers and distributors provide to physicians, effective April 1, 2012;

•	expansion of healthcare fraud and abuse laws, including the False Claims Act and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

•	a licensure framework for follow-on biologic products; and

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Many of the details regarding the implementation of the PPACA are yet to be determined, and at this time, it remains unclear the full effect that the PPACA would have on our business. On June 28, 2012, the U.S. Supreme Court upheld the constitutionality of the PPACA, excepting certain provisions that would have required each state to expand its Medicaid programs or risk losing all of the state’s Medicaid funding. At this time, it remains unclear whether there will be any further changes made to the PPACA, whether in part or in its entirety. Some states have indicated that they intend to not implement certain sections of the PPACA, and some members of the U.S. Congress are still working to repeal the PPACA. We anticipate that PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for DUEXIS and any other approved product in the U.S. and could seriously harm our business. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payers.

We expect to experience pricing pressures in connection with the sale of our products, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals. There may be additional pressure by payers and healthcare providers to use generic drugs that contain the active ingredients found in DUEXIS, VIMOVO and RAYOS/LODOTRA or any other product candidates that we may develop, acquire or in-license. If we fail to successfully secure and maintain coverage and adequate reimbursement for our products or are significantly delayed in doing so, we will have difficulty achieving market acceptance of our products and expected revenue and profitability which would have a material adverse effect on our business, results of operations, financial condition and prospects. We may also experience pressure from payers concerning certain promotional approaches that we may implement such as co-pay programs whereby we assist patients to achieve an acceptable co-pay for our product, which may be contrary to payers’ financial interests. If we are unsuccessful with our co-pay initiatives, including our plan to integrate VIMOVO into our co-pay program, we would be at a competitive disadvantage in terms of pricing versus preferred branded and generic competitors.

We are subject, directly or indirectly, to federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and we may become subject to such litigation. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

The commercialization of our products in the U.S., subjects us directly, or indirectly through our customers, to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and federal False Claims Act. These laws may impact, among other things, our proposed sales, marketing and educational programs.

The federal Anti-Kickback Statute prohibits persons from knowingly and willingly soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and, despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines up to $25,000 per violation and imprisonment for not more than five years, or both, and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

Federal physician self-referral laws, such as the Stark laws and state equivalents, prohibit a physician from making a referral to a provider of certain health services with which the physician or the physician’s family member has a financial interest and prohibit submission of a claim for reimbursement pursuant to a prohibited referral. Penalties for violations of the Stark laws include denial of payment, refund of payment, imposition of up to $15,000 in civil monetary penalties for each claim submitted in violation of the laws, up to $100,000 in civil monetary penalties for each “arrangement or scheme” that violates the laws, a civil monetary penalty of three times the amount claimed, and exclusion from participation in the Medicare program and/or other government health programs.

The federal False Claims Act prohibits persons from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to a federal healthcare program or knowingly making, using, or causing to be made or used, a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of pharmaceutical, medical device and other healthcare companies to have to defend False Claims Act actions. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of $5,500 to $11,000 for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.

Several states now require pharmaceutical companies to report expenses relating to marketing and promotional activities of pharmaceutical products and report gifts or other transfers of value to individual physicians in the states. Other states prohibit pharmaceutical companies from providing gifts or meals to healthcare providers or require companies to post information relating to clinical studies, pharmaceutical product pricing and aggregate marketing and advertising spending. In addition, some states specifically require pharmaceutical companies to establish marketing compliance programs. For example, California has enacted a statute requiring pharmaceutical companies to adopt a comprehensive compliance program that is in accordance with the Office of Inspector General of the Department of Health and Human Services Compliance Program Guidance for Pharmaceutical Manufacturers. This compliance program must include policies for compliance with the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, as well as a specific annual dollar limit on gifts or other items given to individual healthcare professionals in California, and further requires us to post an annual declaration of compliance.

Currently, several additional states are considering similar proposals. Compliance with these laws, including the development of a comprehensive compliance program, is difficult, costly and time consuming and companies that do not comply with these state laws face civil penalties. Because of the breadth of these laws and the narrowness of applicable safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

We are unable to predict whether we could be subject to actions under any of these or other fraud and abuse laws, or the impact of such actions. If we are found to be in violation of any of the laws described above and other applicable state and federal fraud and abuse laws, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government healthcare reimbursement programs and the curtailment or restructuring of our operations, all of which could have a material adverse effect on our business and results of operations.

Our products or any other product candidate that we develop may cause undesirable side effects or have other properties that could delay or prevent regulatory approval or commercialization, result in product re-labeling or withdrawal from the market or have a significant impact on customer demand.

Undesirable side effects caused by any product candidate that we develop could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications, or cause us to evaluate the future of our development programs. In our two Phase 3 clinical trials with DUEXIS, the most commonly reported treatment-emergent adverse events were nausea, dyspepsia, diarrhea, constipation and upper respiratory tract infection. In Phase 3 endoscopic registration clinical trials with VIMOVO, the most commonly reported treatment-emergent adverse events were erosive gastritis, dyspepsia, gastritis, diarrhea, gastric ulcer, upper abdominal pain, nausea and upper respiratory tract infection. The most commonly reported treatment-emergent adverse events in the Phase 3 clinical trials with RAYOS/LODOTRA included flare in RA-related symptoms, abdominal pain, nasopharyngitis, headache, flushing, upper respiratory tract infection, back pain and weight gain. In addition, the FDA or other regulatory authorities may require, or we may undertake, additional clinical trials to support the safety profile of our product candidates.

In addition, if we or others identify undesirable side effects caused by our products or any other product candidate that we may develop that receives marketing approval, or if there is a perception that the product is associated with undesirable side effects:

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

•	regulatory authorities may withdraw their approval of the product or place restrictions on the way it is prescribed; and

•	we may be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product or implement a risk evaluation and mitigation strategy.

If any of these events occurred with respect to our products, our ability to generate significant revenues from the sale of these products would be significantly harmed.

We rely on third parties to conduct our preclinical and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines or if they experience regulatory compliance issues, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have agreements with third-party contract research organizations, or CROs, to conduct our clinical programs, including those required for post-marketing commitments. We may also have the need to enter into other such agreements in the future if we were to develop other product candidates. We rely heavily on these parties for the execution of our clinical studies, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol. We and our CROs are required to comply with current GCP or ICH regulations. The FDA enforces these GCP or ICH regulations through periodic inspections of trial sponsors, principal investigators and trial sites. If we or our CROs fail to comply with applicable GCP or ICH regulations, the data generated in our clinical trials may be deemed unreliable and our submission of marketing applications may be delayed or the FDA may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials comply or complied with GCP or ICH regulations. In addition, our clinical trials must be conducted with product produced under cGMP regulations, and require a large number of test subjects. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of our CROs violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs on commercially reasonable terms, or at all. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our products and product candidates. As a result, our results of operations and the commercial prospects for our products and product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Switching or adding additional CROs can involve substantial cost and require extensive management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays may occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition or prospects.

In addition, pursuant to a March 2011 letter agreement and in connection with our waiver of certain milestone payments, Mundipharma has initiated a separate Phase 3 clinical trial for LODOTRA for the potential treatment of PMR. We have limited control over the timing and implementation of the planned clinical trial and Mundipharma may carry the clinical trial out in a manner that does not maximize the trial’s chances of success or could lead to trial results that harm our and Mundipharma’s ability to market LODOTRA as a treatment for RA. If Mundipharma does not complete the trial on the timelines that we anticipate, or at all, our ability to obtain marketing approval in Europe for LODOTRA for the treatment of PMR will be delayed, and our business prospects would be harmed. While we have the right to use any data resulting from the planned clinical trial, we may not own the results from the trial, which could make it more difficult to pursue the development of LODOTRA as a treatment for PMR on our own.

We also, as part of the April 23, 2011 FDA approval of DUEXIS, have a commitment under the Pediatric Research Equity Act to conduct an assessment of the safety and effectiveness of the product for the claimed indication in pediatric patients. In addition, in connection with our planned acquisition of the U.S. rights to VIMOVO, we will assume responsibility for completing an ongoing Pediatric Research Equity Act post-marketing requirement study in children 12 years to 16 years and 11 months of age with Juvenile RA for which the FDA recently granted an extension with a final report due date of December 2015. Although we are committed to carrying out these commitments, there are challenges in conducting studies in pediatric patients including availability of study sites, patients, and obtaining parental informed consent.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of potential product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical testing.

To the extent that we are required to conduct additional clinical development of DUEXIS, VIMOVO or RAYOS/LODOTRA or we conduct clinical development of earlier stage product candidates or for additional indications for RAYOS/LODOTRA, we may experience delays in these clinical trials. A ten patient investigator-initiated Phase 2 study was completed to investigate LODOTRA as a potential treatment for PMR and a manuscript has been prepared by the investigator. Pursuant to a March 2011 letter agreement, Mundipharma has initiated a separate Phase 3 clinical trial for LODOTRA in this indication. While we are currently not focusing any resources on internal development of new product candidates, we do not know whether any additional clinical trials will be initiated in the future, begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

•	obtaining regulatory approval to commence a trial;

•	reaching agreement with the FDA on any SPAs we submit;

•	reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtaining institutional review board or ethics committee approval at each site;

•	recruiting suitable patients to participate in a trial;

•	having patients complete a trial or return for post-treatment follow-up;

•	clinical sites dropping out of a trial;

•	adding new sites; or

•	manufacturing sufficient quantities of product candidates for use in clinical trials.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. Furthermore, we expect to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our future clinical trials and while we intend to have agreements governing their committed activities, we will have limited influence over their actual performance.

We could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, our collaborators, the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we experience delays in the completion of, or if we terminate, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition, results of operations and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Business interruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions. While we carry insurance for certain of these events and have implemented disaster management plans and contingencies, the occurrence of any of these business interruptions could seriously harm our business and financial condition and increase our costs and expenses. A majority of our management operates in our principal executive offices located in Deerfield, Illinois. If our Deerfield offices were affected by a natural or man-made disaster or other business interruption, our ability to manage our domestic and foreign operations could be impaired, which could materially and adversely affect our results of operations and financial condition. We currently rely, and intend to rely in the future, on third-party manufacturers and suppliers to produce our products. Our ability to obtain commercial supplies of our products could be disrupted and our results of operations and financial condition could be materially and adversely affected if the operations of these suppliers were affected by a man-made or natural disaster or other business interruption. The ultimate impact of such events on us, our significant suppliers and our general infrastructure is unknown.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

We face an inherent risk of product liability as a result of the commercial sales of our products and the clinical testing of our product candidates. For example, we may be sued if any of our products or product candidates allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products or product candidates that we may develop;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	exhaustion of any available insurance and our capital resources;

•	the inability to commercialize our products or product candidates; and

•	a decline in our stock price.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We currently carry product liability insurance covering our clinical studies and commercial product sales in the amount of $10 million in the aggregate and intend to increase our coverage to $20 million following our planned acquisition of the U.S. rights to VIMOVO. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. If we determine that it is prudent to increase our product liability coverage due to the on-going commercialization of DUEXIS and RAYOS and/or the potential commercial launches of DUEXIS and LODOTRA in additional markets or our planned commercialization of VIMOVO in the U.S., we may be unable to obtain such increased coverage on acceptable terms or at all. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Our business involves the use of hazardous materials, and we and our third-party manufacturers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our third-party manufacturers’ activities involve the controlled storage, use and disposal of hazardous materials owned by us, including the components of our product candidates and other hazardous compounds. We and our manufacturers are subject to federal, state and local as well as foreign laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, state, federal or foreign authorities may curtail the use of these materials and interrupt our business operations. We do not currently maintain hazardous materials insurance coverage. If we are subject to any liability as a result of our third-party manufacturers’ activities involving hazardous materials, our business and financial condition may be adversely affected. In the future we may seek to establish longer term third-party manufacturing arrangements, pursuant to which we would seek to obtain contractual indemnification protection from such third-party manufacturers potentially limiting this liability exposure.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we have established, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Business Conduct and Ethics, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Risks Related to Our Financial Position and Capital Requirements

We have incurred significant operating losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.

We have a limited operating history. We have financed our operations primarily through equity and debt financings and have incurred significant operating losses since our inception. We had a net loss of $46.1 million during the nine months ended September 30, 2013 and net losses of $87.8 million, $113.3 million and $27.1 million for the years ended December 31, 2012, 2011 and 2010, respectively. As of September 30, 2013, we had an accumulated deficit of $354.2 million. We do not know whether or when we will become profitable. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ deficit and working capital. Our losses have resulted principally from costs incurred in our development activities for our products and product candidates. We anticipate that we will continue to incur operating losses until such time as the revenues we generate from the sale of our products are sufficient to cover our operating expenses.

We have limited product revenues and other sources of revenues. We may never achieve or sustain profitability, which would depress the market price of our common stock and could cause our investors to lose all or a part of their investment.

Our ability to become profitable depends upon our ability to generate revenues from sales of our products. DUEXIS was approved by the FDA on April 23, 2011, and we began generating revenues from sales of DUEXIS in late 2011 following the commercial launch in the U.S. LODOTRA is approved for marketing in over 30 countries outside the U.S., and to date we have generated only limited revenues from sales of LODOTRA. RAYOS was approved by the FDA on July 26, 2012, and we began marketing it in the U.S through our full field sales force in late January 2013. Following our planned acquisition of the U.S. rights to VIMOVO, we expect to begin commercialization efforts in the U.S. in the first quarter of 2014. We may never be able to successfully commercialize DUEXIS, VIMOVO or RAYOS or develop or commercialize other products in the U.S., which we believe represents our most significant commercial opportunity, or sell DUEXIS in Europe, where we do not consider it to be material to our business. Our ability to generate future revenues depends heavily on our success in:

•	commercializing DUEXIS, VIMOVO, RAYOS/LODOTRA and any other product candidates for which we obtain approval;

•	securing additional foreign regulatory approvals for LODOTRA and DUEXIS; and

•	developing, acquiring or in-licensing and commercializing a portfolio of other product candidates in addition to DUEXIS, VIMOVO and RAYOS/LODOTRA.

Even if we do generate additional product sales, we may never achieve or sustain profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the market price of our common stock and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations.

We may need to obtain additional financing to successfully commercialize or further develop DUEXIS, VIMOVO and RAYOS/LODOTRA, or to develop, acquire or in-license other products.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to:

•	commercialize DUEXIS, VIMOVO and RAYOS in the U.S., including the substantial expansion of our sales force in connection with our planned acquisition of the U.S. rights to VIMOVO;

•	complete the regulatory approval process, and any future required clinical development related thereto, for DUEXIS, VIMOVO and RAYOS/LODOTRA;

•	conduct clinical trials with respect to RAYOS/LODOTRA to generate clinical data in diseases beyond RA, such as PMR, or support our partner, Mundipharma, who is conducting such trials; and

•	potentially acquire or in-license additional complementary products or products which augment our current therapeutic areas of focus.

While we believe that our cash and cash equivalents at September 30, 2013, of $58.7 million and the net proceeds from our proposed private placement of 5.0% convertible senior unsecured notes due November 15, 2018, or the 2018 Notes, of approximately $19.7 million, together with interest thereon, will be sufficient to fund our operations to the point of generating positive cash flow based on our current expectations of continued revenue growth, we may need to raise additional funds if we choose to expand our commercialization or development efforts more rapidly than we presently anticipate, if we develop, acquire or in-license additional products, or if our revenues do not meet expectations.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our products or product candidates or one or more of our other research and development initiatives. We also could be required to:

•	seek collaborators for one or more of our current or future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or

•	relinquish or license on unfavorable terms our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves.

Even if we obtain additional financing, our Horizon Pharma AG subsidiary is subject to Swiss laws regarding overindebtedness that require Horizon Pharma AG to maintain assets in excess of its liabilities. As of September 30, 2013 and December 31, 2012, our Swiss subsidiary was overindebted, primarily as a result of operating losses at the subsidiary. We will continue to monitor and review steps to address any overindebtedness, until such time as our Swiss subsidiary may generate positive income at a statutory level, which could require us to have cash at our Swiss subsidiary in excess of its near term operating needs and could affect our ability to have sufficient cash at our U.S. subsidiary to meet its near term operating needs.

Any of the above events could significantly harm our business, financial condition and prospects and cause the price of our common stock to decline.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish intellectual property rights to our product candidates.

We may seek additional capital through a combination of private and public equity offerings, debt financings, receivables or royalty financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt, receivables and royalty financings may be coupled with an equity component, such as warrants to purchase stock, which could also result in dilution of our existing stockholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, or grant licenses on terms that are not favorable to us.

In August 2012, we entered into a sales agreement with Cowen and Company, LLC, or Cowen, pursuant to which we may sell our common stock through Cowen in at-the-market, or ATM, offerings. As of September 30, 2013, $21.2 million worth of our common stock was available under the ATM sales agreement for future issuance. Subject to the terms and conditions of the sales agreement, Cowen may sell the shares by methods deemed to be an ATM offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made through The NASDAQ Global Market, on any other existing trading market for our common stock or to or through a market maker. The sale of additional shares of our common stock pursuant to the sales agreement will have a dilutive impact on our existing stockholders and could cause the market price of our common stock to be lower than it would otherwise be absent sales activities by Cowen. Sales of our common stock under the sales agreement, or the perception that such sales will occur, could also encourage short sales by third parties, which could contribute to a decline of our stock price.

We generally have broad discretion in the use of our cash and may not use it effectively.

Our management has broad discretion in the application of our cash, and investors will be relying on the judgment of our management regarding the use of our cash. Our management may not apply our cash in ways that ultimately increase the value of any investment in our securities. We expect to use our existing cash, and any remaining net proceeds from our proposed private placement of the 2018 Notes after payment of the acquisition price for the U.S. rights to VIMOVO and payments to our existing lenders in connection with repaying our senior secured loan, to fund U.S. commercialization activities for DUEXIS, VIMOVO and RAYOS, to fund additional regulatory approvals of DUEXIS and RAYOS/LODOTRA, to fund development of RAYOS/LODOTRA for other indications and for working capital, capital expenditures and general corporate purposes. We may also invest our cash in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause the price of our common stock to decline.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. In September 2012, the sale of our common stock and warrants to purchase shares of our common stock in a public equity offering triggered an “ownership change” limitation and, as a result, we will be subject to annual limits on our ability to utilize net operating loss carryforwards. We estimate that these annual limits will be $27.9 million, $22.0 million and $22.0 million for the years 2013, 2014 and 2015, respectively, and will be cumulative such that any use of the carryforwards below the limitation in one year will result in a corresponding increase in the limitation for the subsequent tax year. We may also experience ownership changes in the future as a result of our proposed private placement of the 2018 Notes or subsequent shifts in our stock ownership, including potentially as a result of our debt and equity financings. Any limitation on our ability to use our net operating loss carryforwards will likely increase the taxes we would otherwise pay in future years if we were not subject to such limitations.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

As widely reported, global credit and financial markets have experienced extreme disruptions in the past several years, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. While there has been some recent improvement in some of these financial metrics, there can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment and continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate again, or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon commercialization or development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive these difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget.

At September 30, 2013, we had $58.7 million of cash and cash equivalents consisting of cash and money market funds. While we are not aware of any downgrades, material losses, or other significant deterioration in the fair value of our cash equivalents or marketable securities since September 30, 2013, no assurance can be given that further deterioration in conditions of the global credit and financial markets would not negatively impact our current portfolio of cash equivalents or marketable securities or our ability to meet our financing objectives. Further dislocations in the credit market may adversely impact the value and/or liquidity of marketable securities owned by us.

Changes in accounting rules or policies may affect our financial position and results of operations.

U.S. generally accepted accounting principles and related implementation guidelines and interpretations can be highly complex and involve subjective judgments. Changes in these rules or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations. In addition, the consolidation of Horizon Pharma AG and Horizon Pharma USA, Inc. adds additional complexity to the application of U.S. generally accepted accounting principles. Changes in the application of existing rules or guidance applicable to us or our wholly-owned subsidiaries could significantly affect our consolidated financial position and results of operations.

Risks Related to Our Intellectual Property

If we are unable to obtain or protect intellectual property rights related to our products and product candidates, we may not be able to compete effectively in our market.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our products and product candidates. The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or in-license may fail to result in issued patents with claims that cover the products in the U.S. or in other foreign countries. If this were to occur, early generic competition could be expected against DUEXIS, VIMOVO, RAYOS/LODOTRA, and other product candidates in development. There is no assurance that the potentially relevant prior art relating to our patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing based on a pending patent application. In particular, because the active pharmaceutical ingredients in DUEXIS, VIMOVO and RAYOS/LODOTRA and have been on the market as separate products for many years, it is possible that these products have previously been used off-label in such a manner that such prior usage would affect the validity of our patents or our ability to obtain patents based on our patent applications.

Even if patents do successfully issue, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed or invalidated. On March 13, 2013, we received purported Notice Letters that a Paragraph IV Patent Certification had been filed by Alvogen, advising that Alvogen had filed an ANDA with the FDA for a generic version of RAYOS, containing up to 5 mg of prednisone. In the Notice Letters, Alvogen noted that as of March 13, 2013, the FDA had not accepted the ANDA for review. Alvogen has agreed that their Notice Letters do not constitute Notice as described in 21 U.S.C. 355(j)(2)(B).

On July 15, 2013, we received a Paragraph IV Patent Certification from Watson, advising that Watson had filed an ANDA with the FDA for a generic version of RAYOS, containing up to 5 mg of prednisone. Watson has not advised us as to the timing or status of the FDA’s review of its filing. On August 26, 2013, we, together with Jagotec, filed suit in the United States District Court for the District of New Jersey against WLF. The lawsuit alleges that WLF has infringed U.S. Patent Nos. 6,488,960, 6,677,326, 8,168,218, 8,309,124, and 8,394,407 by filing an ANDA seeking approval from the FDA to market generic versions of RAYOS containing 1 mg, 2 mg and 5 mg of prednisone prior to the expiration of the patents. The subject patents are listed in the FDA’s Orange Book. The commencement of the patent infringement lawsuit stays, or bars, FDA approval of WLF’s ANDA for 30 months or until an earlier district court decision that the subject patents are not infringed or invalid.

On September 12, 2013, we received a Paragraph IV Patent Certification from Par Pharmaceutical, Inc. advising that Par Pharmaceutical, Inc. had filed an ANDA with the FDA for a generic version of RAYOS, containing up to 5 mg of prednisone. Par Pharmaceutical, Inc. has not advised us as to the timing or status of the FDA’s review of its filing. On October 22, 2013, we, together with Jagotec, filed suit in the United States District Court for the District of New Jersey against Par. The lawsuit alleges that Par has infringed U.S. Patent Nos. 6,488,960, 6,677,326, 8,168,218, 8,309,124 and 8,394,407 by filing an ANDA seeking approval from the FDA to market generic versions of RAYOS prior to the expiration of the patents. The subject patents are listed in the FDA’s Orange Book. Our commencement of the patent infringement lawsuit stays, or bars, FDA approval of Par’s ANDA for 30 months or until an earlier district court decision that the subject patents are not infringed or invalid.

Currently there are patent litigations pending against five generics intending to market VIMOVO before the expiration of patents listed in the Orange Book. These cases are in the District of New Jersey and are grouped in three sets: (i) the DRL cases; (ii) the Mylan cases; and (iii) the Watson cases. We understand that Dr. Reddy’s Laboratories, Inc. has entered into a settlement with AstraZeneca with respect to patent rights directed to Nexium for the commercialization of VIMOVO, and that according to the settlement agreement, Dr. Reddy’s Laboratories, Inc. will not be able to commercialize VIMOVO under AstraZeneca’s Nexium patent rights until May 28, 2014. As part of our acquisition of the U.S. rights to VIMOVO, we will take over and be responsible for the patent litigations that include the Pozen patents.

The DRL cases were filed on April 21, 2011, July 25, 2011, October 28, 2011, and October 23, 2013 and collectively include allegations of infringement of U.S. Patent Nos. 6,926,907 and 8,557,285. We understand the cases arise from Paragraph IV Notice Letters providing notice of the filing of an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the patents-in-suit. We understand the DRL notice letters were dated March 11, 2011 and November 12, 2012; the Lupin notice letter was dated June 10, 2011; and the Anchen notice letter was dated September 16, 2011. The court has issued a claims construction order. The case does not have pretrial deadlines or a trial date set. We understand Anchen has recertified under Paragraph III and has filed a motion to dismiss on that basis.

The Watson cases were filed on May 10, 2013 and October 23, 2013 and collectively include allegations of infringement of U.S. Patent Nos. 6,926,907 and 8,557,285. We understand the cases arise from a March 29, 2013 Paragraph IV Notice Letter providing notice of the filing of an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the patents-in-suit. The court has not yet set a trial date or schedule.

The Mylan cases were filed on June 28, 2013 and October 23, 2013 and collectively include allegations of infringement of U.S. Patent Nos. U.S. Patent Nos. 6,926,907 and 8,557,285. We understand the cases arise from a May 16, 2013 Paragraph IV Notice Letter providing notice of the filing of an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the patents-in-suit. The court has not yet set a trial date or schedule.

We intend to vigorously defend our intellectual property rights relating to DUEXIS, VIMOVO and RAYOS, but we cannot predict the outcome of the Par, Alvogen or WLF matters related to RAYOS or the DRL cases, the Mylan cases, or the Watson cases related to VIMOVO. Any adverse outcome in these matters or any new generic challenges that may arise could result in one or more generic versions of DUEXIS, VIMOVO and/or RAYOS being launched before the expiration of the listed patents, which could adversely affect our ability to successfully execute our business strategy to increase sales of DUEXIS, VIMOVO and/or RAYOS and would negatively impact our financial condition and results of operations, including causing a significant decrease in our revenues and cash flows.

Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. If the patent applications we hold with respect to DUEXIS, VIMOVO or RAYOS/LODOTRA fail to issue or if their breadth or strength of protection is threatened, it could dissuade companies from collaborating with us to develop them and threaten our ability to commercialize our products. We cannot offer any assurances about which, if any, patents will issue or whether any issued patents will be found not invalid and not unenforceable or will go unthreatened by third parties. Further, if we encounter delays in regulatory approvals, the period of time during which we could market DUEXIS, VIMOVO and RAYOS/LODOTRA under patent protection could be reduced. Since patent applications in the U.S. and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to file any patent application related to DUEXIS, VIMOVO and RAYOS/LODOTRA or our other product candidates. Furthermore, if third parties have filed such patent applications, an interference proceeding in the U.S. can be provoked by a third party or instituted by us to determine who was the first to invent any of the subject matter covered by the patent claims of our applications.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our drug discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we expect all of our employees to assign their inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques.

Our ability to obtain patents is highly uncertain because, to date, some legal principles remain unresolved, there has not been a consistent policy regarding the breadth or interpretation of claims allowed in patents in the U.S. and the specific content of patents and patent applications that are necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues. Changes in either patent laws or interpretations of patent laws in the U.S. and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection. For example, on September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The United States Patent and Trademark Office, or U.S. PTO, has developed new and untested regulations and procedures to govern the full implementation of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective in March 2013. The Leahy-Smith Act has also introduced procedures making it easier for third-parties to challenge issued patents, as well as to intervene in the prosecution of patent applications. Finally, the Leahy-Smith Act contains new statutory provisions that still require the U.S. PTO to issue new regulations for their implementation and it may take the courts years to interpret the provisions of the new statute. Accordingly, it is too early to tell what, if any, impact the Leahy-Smith Act will have on the operation of our business and the protection and enforcement of our intellectual property. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. An inability to obtain, enforce and defend patents covering our proprietary technologies would materially and adversely affect our business prospects and financial condition.

Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the U.S. and Canada. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the U.S. and abroad. For example, if the issuance to us, in a given country, of a patent covering an invention is not followed by the issuance, in other countries, of patents covering the same invention, or if any judicial interpretation of the validity, enforceability, or scope of the claims in, or the written description or enablement in, a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, our ability to protect our intellectual property in those countries may be limited. Changes in either patent laws or in interpretations of patent laws in the U.S. and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the U.S., involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter party reexamination proceedings before the U.S. PTO. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our collaborators are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of DUEXIS, VIMOVO, RAYOS/LODOTRA and/or our other product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications, which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patent may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our products, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.

If we fail to comply with our obligations in the agreements under which we license rights to technology from third parties, we could lose license rights that are important to our business.

We are a party to a number of technology licenses that are important to our business and expect to enter into additional licenses in the future. For example, we hold an exclusive license to SkyePharma AG’s proprietary technology and know-how covering the delayed release of corticosteroids relating to RAYOS/LODOTRA. If we fail to comply with our obligations under our agreement with SkyePharma or our other license agreements, or we are subject to a bankruptcy, the licensor may have the right to terminate the license, in which event we would not be able to market products covered by the license, including RAYOS/LODOTRA.

In connection with our acquisition of the U.S. rights to VIMOVO, we will (i) receive the benefit of a covenant not to sue under AstraZeneca’s patent portfolio with respect to Nexium (which shall automatically become a license under such patent portfolio if and when AstraZeneca reacquires control of such patent portfolio from Merck Sharp & Dohme Corp. and certain of its affiliates), (ii) be assigned AstraZeneca’s amended and restated collaboration and license agreement for the U.S. with Pozen under which AstraZeneca has in-licensed exclusive rights under certain of Pozen’s patents with respect to VIMOVO, and (iii) acquire AstraZeneca’s co-ownership rights with Pozen with respect to certain patents covering VIMOVO, all for the commercialization of VIMOVO in the U.S. If we fail to comply with our obligations under our agreements with AstraZeneca or if we fail to comply with our obligations under our agreements with Pozen as we take over AstraZeneca’s agreements with Pozen, our rights to commercialize VIMOVO in the U.S. may be adversely affected or terminated by AstraZeneca or Pozen.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the U.S.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the U.S. PTO and foreign patent agencies in several stages over the lifetime of the patent. The U.S. PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. I f we or our licensors that control the prosecution and maintenance of our licensed patents fail to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market, which would have a material adverse effect on our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.

Risks Related to Ownership of our Common Stock

We do not know whether an active, liquid and orderly trading market will develop for our common stock or what the market price of our common stock will be and as a result it may be difficult for you to sell your shares of our common stock.

Prior to our initial public offering there was no market for shares of our common stock. Although our common stock is listed on The NASDAQ Global Market, an active trading market for our shares may never fully develop or be sustained even if it does. Further, an inactive market may impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration.

The market price of our common stock historically has been volatile and is likely to be highly volatile, and you could lose all or part of your investment.

The trading price of our common stock following the completion of our initial public offering has been highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this report, these factors include:

•	our failure to successfully execute our commercialization strategy with respect to our approved products, particularly our commercialization of DUEXIS, VIMOVO and RAYOS in the U.S.;

•	disputes or other developments relating to intellectual property and other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our products and product candidates;

•	unanticipated serious safety concerns related to the use of our products;

•	adverse regulatory decisions;

•	changes in laws or regulations applicable to our products or product candidates, including but not limited to clinical trial requirements for approvals;

•	inability to obtain adequate commercial supply for any approved product or inability to do so at acceptable prices;

•	developments concerning our commercial partners, including but not limited to those with our sources of manufacturing supply;

•	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•	adverse results or delays in clinical trials;

•	our failure to successfully develop, acquire, and/or in-license additional product candidates;

•	introduction of new products or services offered by us or our competitors;

•	our inability to effectively manage our growth;

•	overall performance of the equity markets and general political and economic conditions;

•	failure to meet or exceed revenue and financial projections we may provide to the public;

•	actual or anticipated variations in quarterly operating results;

•	failure to meet or exceed the estimates and projections of the investment community;

•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	our inability to successfully enter new markets;

•	the termination of a collaboration or the inability to establish additional collaborations;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our inability to maintain an adequate rate of growth;

•	ineffectiveness of our internal controls;

•	additions or departures of key management, commercial or regulatory personnel;

•	issuances of debt or equity securities;

•	significant lawsuits, including patent or stockholder litigation;

•	changes in the market valuations of similar companies;

•	sales of our common stock by us or our stockholders in the future;

•	trading volume of our common stock;

•	effects of natural or man-made catastrophic events or other business interruptions; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and The NASDAQ Global Market and the stocks of biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our stock price.

Our officers, directors and funds affiliated with our directors own a significant percentage of our stock and will be able to influence matters subject to stockholder approval.

Our officers, directors and funds affiliated with our directors held in the aggregate approximately 22% and 17% of our outstanding voting stock as of December 31, 2012 and September 30, 2013, respectively. Therefore, these stockholders have the ability to influence us through this ownership position, including through matters requiring stockholder approval. For example, these stockholders may be able to influence the elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may discourage unsolicited acquisition proposals or offers for our common stock that our stockholders may feel are in their best interest.

We have incurred and will continue to incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. In particular, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NASDAQ Stock Market, Inc., or NASDAQ, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. These rules and regulations have substantially increased our legal and financial compliance costs and have made some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will continue to decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, these rules and regulations make it more difficult and more expensive for us to obtain and maintain director and officer liability insurance. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. If we fail to comply with the continued listing requirements of NASDAQ, our common stock could be delisted from The NASDAQ Global Market, which would adversely affect the liquidity of our common stock and our ability to obtain future financing.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we are required to perform annual system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, or Section 404. Our independent registered public accounting firm is also required to deliver a report on the effectiveness of our internal control over financial reporting. Our testing, or the testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 requires that we incur substantial accounting expense and expend significant management efforts, particularly because of our holding company structure and international operations. We currently do not have an internal audit group, and we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, as well as retain and work with consultants with such knowledge. Moreover, if we are not able to comply with the requirements of Section 404 or if we or our independent registered public accounting firm identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our common stock could decline and we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities, which would require additional financial and management resources.

New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act and rules adopted by the SEC and by NASDAQ, would likely result in increased costs to us as we respond to their requirements.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. In addition, shares of common stock that are either subject to outstanding options or reserved for future issuance under our employee benefit plans are or may become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules and Rule 144 and Rule 701 under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Certain holders of shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our ATM sales agreement or equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price.

Additional capital may be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in subsequent transactions, our existing stockholders may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

In August 2012, we entered into a sales agreement with Cowen pursuant to which we may sell common stock in ATM offerings under our registration statement on Form S-3, which became effective on August 9, 2012. As of September 30, 2013, Cowen had sold a cumulative total of 2,448,575 shares of our common stock with gross proceeds to us of $6.2 million, and we had $21.2 million of common stock available for future issuance under the ATM sales agreement, after giving effect to the limited amount of securities registered under our shelf registration statement associated with the ATM sales agreement.

Pursuant to our 2011 equity incentive plan, or 2011 EIP, our board of directors is authorized to grant stock options to our employees, directors and consultants. The number of shares available for future grant under our 2011 EIP automatically increases on January 1 of each year by an amount equal to the lesser of 5% of our capital stock outstanding as of December 31 of the preceding calendar year or 1,474,304 shares, subject to the ability of our board of directors to take action to reduce the size of such increase in any given year. In addition, our board of directors may grant or provide for the grant of rights to purchase shares of our common stock pursuant to the terms of the 2011 employee stock purchase plan, or 2011 ESPP. The number of shares of our common stock reserved for issuance automatically increases on January 1 of each year by an amount equal to the lesser of 4% of our capital stock outstanding as of December 31 of the preceding calendar year or 1,053,074, subject to the ability of our board of directors to take action to reduce the size of such increase in any given year.

On December 14, 2012, pursuant to the terms of our 2011 EIP and 2011 ESPP, our board of directors approved increases in the number of shares available for issuance under the 2011 EIP and the 2011 ESPP of 1,474,304 shares and 200,000 shares, respectively, effective January 1, 2013.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders or remove our current management. These provisions include:

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	limiting the removal of directors by the stockholders;

•	creating a staggered board of directors;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. We are also subject to certain anti-takeover provisions under Delaware law, which may discourage, delay or prevent someone from acquiring us or merging with us whether or not it is desired by or beneficial to our stockholders. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could depress the market price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We may become involved in securities class action litigation that could divert management’s attention and harm our business and could subject us to significant liabilities.

The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of pharmaceutical companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation in the future. Even if we are successful in defending against any such claims, litigation could result in substantial costs and may be a distraction to management, and may result in unfavorable results that could adversely impact our financial condition and prospects.